An offering statement pursuant to regulation a relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED SEPTEMBER 13, 2019

NowRx, Inc.

2224 Old Middlefield Way

Mountain View, CA 94043

(650) 386-5761

www.nowrx.com

UP TO 5,800,969 SHARES OF SERIES B PREFERRED STOCK

UP TO 5,800,969 SHARES OF COMMON STOCK INTO WHICH THE SERIES B PREFERRED STOCK MAY CONVERT*

SEE “DESCRIPTION OF CAPITAL STOCK” AT PAGE 44

MINIMUM INVESTMENT: $1,000

We are offering a minimum of 435,073 shares of Series B Preferred Stock and a maximum of 5,800,969 shares of Series B Preferred on a “best efforts” basis.

Until _____, 2019, 10 days after the date this offering commences (the “ROFR Cutoff Date”), investors who either purchased shares of the company’s Series A Preferred Stock in the 2018 Regulation A Offering (as defined herein) or who received shares of Series A Preferred Stock upon conversion of a convertible note, will have a right of first refusal (“ROFR”) to purchase up to 2,842,525 shares of Series B Preferred Stock (the “ROFR Maximum”) in this offering, which represents for each such investor their pro rata share of Series B Preferred Stock that will maintain their ownership interest in the company, assuming that the maximum of 5,800,969 shares of Series B Preferred Stock are sold in this offering. Investors exercising their ROFR may elect to purchase shares of Series B Preferred Stock, subject to the ROFR Maximum, plus additional shares of Series B Preferred Stock, that may be available in this offering, on a first-come first-served basis. In the event that the offering is fully subscribed before the ROFR Cutoff Date, the company will allocate up to the first 2,842,525 shares of Series B Preferred Stock available in this offering to those investors who exercise their ROFR then allocate the remaining shares on a first-come, first-served basis to new investors. If holders of Series A Preferred Stock do not exercise their rights for all of the shares subject to the ROFR, the company has 180 days from the ROFR Cutoff Date, or _____, 2020, to sell the shares that were not taken up by those investors and meet the minimum offering amount for this offering. If the company fails to meet the minimum offering amount within that 180-day period, it must again offer the investors a right to purchase shares of Series B Preferred Stock. See “Description of Capital Stock – Series A Preferred Stock.”

	Price to Public	Underwriting discount and commissions**	Proceeds to Issuer
Per share of Series B Preferred Stock	$3.4477	$0.3017	$3.1460
Total Minimum	$1,500,000	$131,250	$1,368,750
Total Maximum	$20,000,000	$1,750,000	$18,250,000

* The Series B Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon the occurrence of certain events, like effectiveness of registration of the Common Stock in an initial public offering. The total number of shares of the Common Stock into which the Series B Preferred Stock may be converted will be determined by dividing the original issue price per share by the conversion price per share. See “Description of Capital Stock” at page 44 for additional details.

** The company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placement of its securities. The company will pay SI Securities, LLC in accordance with the terms of the Issuer Agreement between the company and SI Securities, LLC, a copy of which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. If the placement agent identifies all the investors and the maximum amount of securities is sold, the maximum amount the company would pay SI Securities, LLC is $1,750,000. This does not include transaction fees paid directly to SI Securities, LLC by investors. See “Plan of Distribution and Selling Securityholders” for details of compensation and transaction fees to be paid to the placement agent on page 51.

The company expects that the amount of expenses of the offering that it will pay will be approximately $53,000, not including commissions or state filing fees.

The company has engaged The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $1,500,000 in shares, may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors.  The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission (the “Commission”), or (3) the date at which the offering is earlier terminated by the company in its sole discretion. In the event we have not sold the minimum amount of shares by __________, 2020, which date is 180 days after the ROFR Cut-Off Date, or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the company. The offering is being conducted on a “best-efforts” basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 9.

Sales of these securities will commence on approximately _______, 2019.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

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In this Offering Circular, the term “NowRx,” ”we,” “us” or “the company” refers to NowRx, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

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●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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SUMMARY

Overview

NowRx is an on-demand pharmacy, leveraging the latest in software technology, artificial intelligence, robotics and logistics to provide the most convenient pharmacy experience available, with free same-day delivery of prescription medications, thereby avoiding the need to ever visit the pharmacy. Expedited one-hour delivery is also offered for a $5.00 charge. All pharmacy services are provided from a low cost, highly automated “virtual pharmacy” location, utilizing end-to-end robotic dispensing (“One-Click Fill”) and artificially intelligent chat bots, coupled with NowRx drivers and plug-in electric vehicles, to provide a more efficient and effective pharmacy experience for busy customers. Customers can easily and conveniently access NowRx services through the NowRx mobile app, text, telephone or through virtual voice-activated assistants such as Google Home.

NowRx’s business automatically generates a substantial database recording a wealth of medical prescription data affording the company the opportunity to develop, using machine-learning techniques, powerful tools to initiate pharmacy interventions for patients more likely to miss a dose or refill (NowRx Medication Adherence IndexSM), thereby providing better medication adherence and improved health outcomes.

NowRx is part of the rapidly growing on-demand economy, which is increasingly attracting consumers who are drawn by the user experience, added convenience and other benefits it provides. Recent studies show on-demand services have already moved beyond early adopters and are gaining traction among mainstream consumers who require that platforms be user-friendly and safe.1

Our Products and Services

NowRx is a fully licensed retail pharmacy that provides free same-day delivery of prescription drugs and some over-the-counter medications. For an additional $5.00, the company provides delivery within 1 hour of placing an order for in-stock pharmaceuticals. We offer our services through the NowRx app, by text, by telephone and through virtual assistants such as Google Home. Physicians are able to send prescriptions to NowRx through electronic prescribing, fax, the NowRx app or telephone. Current services provided include fulfilling new prescriptions or refills, transferring prescriptions from other pharmacies, pharmacist consultation via phone, and application of drug manufacturer coupons.

The Opportunity

NowRx is responding to the rapidly increasing consumer demand for services delivered same-day and managed by convenience of mobile apps, chat bots and voice-activated assistants. The on-demand economy has already attracted more than 22.4 million consumers annually and $57.6 billion in spending.2 Retail pharmacy is a $260 billion industry.3 We believe it’s only a matter of time before the bulk of the pharmacy industry will fulfill customer needs through same-day delivery and customers standing in line at a pharmacy counter will be a thing of the past. By offering a much more convenient, efficient, and zero cost service, NowRx eliminates the need for its customers to ever visit crowded pharmacies, enabling them to stay at home with their families or remain in their office or at their place of business. Furthermore, NowRx increases the likelihood of timely prescription fills, encourages medication adherence, reduces the number of missed refills, ultimately reducing costs to health plan insurers and providing better consumer health.  For employers, NowRx can improve worker productivity by eliminating time employees spend off-campus having prescriptions filled and reduce overall health plan costs through better medication compliance.

1 “The On-Demand Economy is Growing, and Not Just for the Young and Wealthy”, Harvard Business Review, April 14, 2016.

2 “The On-Demand Economy is Growing, and Not Just for the Young and Wealthy”, Harvard Business Review, April 14, 2016.

3 “The 2018 Economic Report on US Pharmacies and Pharmacy Benefit Managers”, Pembroke Consulting, February 2018.

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Strategy

NowRx believes that its service can take advantage of this trend toward enhanced convenience with a four-pronged strategy embracing:

1.	Technology strategy. The focus of NowRx’s technology strategy, in addition to a unified communication platform, is to build a powerful back office technology infrastructure incorporating end-to-end robotic dispensing and delivery logistics. One priority for NowRx is to develop an in-house pharmacy management system incorporating an e-prescribing module and an insurance processing module, which would then be plugged directly into the company’s existing dispensing system. This would allow complete end-to-end automation from the moment a drug is ordered to the moment it is fulfilled by the robot dispensing system (other than the confirmation by the pharmacist).
2.	Product strategy. NowRx will continue to evolve its product offering, focusing on two areas: rendering the customer experience as easy and convenient as possible, and secondly leveraging the company database to improve medication adherence. The company currently enables prescriptions to be ordered via the NowRx app, text, fax, email or telephone as well as through technology assistant tools such as Google Home. Each of these tools will continue to be upgraded to assure the most convenient, simplest, and fastest possible means of completing an order. For example, customers are increasingly interested in using standard text commands, which currently requires a NowRx employee to interpret. NowRx intends to further develop its text based “chat bot” using artificial intelligence that will interpret customer’s requests, thereby fully automating the process.
3.	Geographical coverage strategy. NowRx expects in the next 18 months to cover the majority of the San Francisco Bay Area metropolitan area (the “Bay Area”), in addition to opening locations in the Los Angeles basin. Additional locations are possible in this timeframe in neighboring cities such as San Diego or in another state such as Washington or Arizona. In the long-term the company seeks to cover at least the top twenty metropolitan areas in the United States, contingent on the unique competitive environment in each area. Geographical coverage is driven by a clustering approach, opening successive locations contiguous to an existing location (typically about 10-15 miles distant), thereby providing seamless service in a given region. We believe that clustering, by virtue of higher customer density, provides the most cost efficient vehicle both operationally (lowest possible prescription fulfillment and delivery cost) and from a marketing perspective (lowest possible customer acquisition cost).
4.	Marketing strategy. In the short-term, NowRx will continue to focus its marketing strategy on resource efficient channels such as physicians and healthcare facilities. Physician referrals carry considerable weight with patients who see little downside in trying the service. We believe the clustering approach will result in an increasingly lower customer acquisition cost as the company adds more contiguous locations. Word of mouth both from physicians and consumers themselves grows geometrically as the company expands its base. Consumer marketing via social media and other traditional media channels will be highly selective in the short term but grow as the company scales up in a given region in which it has achieved a critical mass of customers.

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Highlights and Metrics

•	Revenues for 2018 were $4,743,075, an increase of 90% over 2017.
•	Since the 2018 Regulation A Offering) NowRx has increased the total number of prescriptions delivered from 50,000 to more than 100,000.
•	As of June 30, 2019, NowRx has now served more than 16,545 customers.
•	NowRx has a Net Promoter Score (NPS) of 59, 12 points above industry average.[4]
•	86% of NowRx customers are "very likely" or "extremely likely" to use NowRx again and
•	71% of NowRx customers are “very likely” to recommend NowRx to a friend.[5]
•	Scalable growth model: Physician Referral Channel produces a Customer Acquisition Cost (CAC) of approximately $40 and Lifetime Value (LTV) of approximately $300. [6]
•	The company engineered a HIPAA-compliant implementation and recently received approval as the first healthcare app in Google Home. Furthermore, Google Home’s discovery feature recognizes any users in our delivery area utilizing the key word “prescription” and prompts them to try NowRx.
•	NowRx is advantaged over other startup competitors (Alto, Medly & Capsule) through:
o	1-hour delivery capability;
o	“One-Click Fill” – end-to-end robotic dispensing;
o	Unified communication platform with HIPAA-compliant texting solution;
o	Logistics algorithms for optimized new prescription triage and refill routing.
•	Seasoned leadership team with more than $1 billion in exits and a proven track record;
•	Proven ability to execute in a highly capital efficient manner, having built a complete initial technology platform and achieved monthly unaudited revenues of more than $620,000 (July 2019) with almost no direct to consumer marketing spend.

The following table illustrates the cumulative number of customers since the company commenced operations.

4 Net Promoter Score (NPS) is a management tool that can be used to gauge the loyalty of a firm's customer relationships.  NPS has been widely adopted with more than two thirds of Fortune 1000 companies using the metric.  NPS scores vary across different industries, but a positive NPS (i.e., one that is higher than zero) is generally deemed good, a NPS of +50 is generally deemed excellent. More can be found about NPS here: "What Is a Good Net Promoter Score", HubSpot, January 2019 and "Survey Monkey Global Healthcare Benchmark", www.SurveyMonkey.com.

5 Results from NowRx-run survey of existing NowRx customers with 207 respondents, launched on August 5, 2019.

6 Customer Acquisition Cost (CAC) is calculated by dividing the total sales and marketing expense from inception through December 31, 2018 by the number of new customers acquired over the same period. Lifetime Value (LTV) is calculated by projecting the cumulative gross margin contributed, based on the existing gross margin to date, projected over 5 years by the average customer.

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The Offering

Securities offered:	Maximum of 5,800,969 shares of Series B Preferred Stock convertible into shares of Common Stock

Right of First Refusal to Series A Preferred Stock Investors

On March 30, 2018, the company commenced an offering pursuant to Regulation A under the Securities Act (the “2018 Regulation A Offering”), pursuant to which it sold 3,499,878 shares of Series A Preferred Stock. Under the terms of the subscription agreement executed by investors in that offering, the company granted investors a right of first refusal (“ROFR”) to participate in the company’s next equity offering. A ROFR was also granted to investors who received Series A Preferred Stock upon conversion of a convertible note, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources -- 2018 Regulation A Offering; Issuance of Series A Preferred Stock” and “Description of Capital Stock.” On the date this offering commences, the company will send notice to the investors who either purchased shares of Series A Preferred Stock in the 2018 Regulation A Offering, or who received Series A Preferred Stock upon conversion of a convertible note (together the “ROFR Investors”). The ROFR Investors collectively have a right of first refusal to purchase up to 2,842,525 shares of Series B Preferred Stock (the “ROFR Maximum”) in this offering in order to maintain their pro rata ownership of the company’s voting stock, assuming that the maximum of 5,800,969 shares of Series B Preferred Stock are sold in this offering. ROFR Investors will have until the ROFR Cutoff Date, which is 10 days after the commencement of this offering, to indicate their intention and to subscribe to purchase the shares of Series B Preferred Stock pursuant to the ROFR. Investors exercising their ROFR may elect to purchase shares of Series B Preferred Stock, subject to the ROFR Maximum, plus additional shares of Series B Preferred Stock that may be available in this offering, on a first-come, first-served basis. If ROFR Investors do not exercise their rights for all of the shares subject to the ROFR, the company has 180 days from the ROFR Cutoff Date, or _____, 2020, to sell the shares that were not taken up by those investors and meet the minimum offering amount for this offering. If the company fails to meet the minimum offering amount within that 180-day period, it must again offer the investors a right to purchase shares of Series B Preferred Stock. See “Description of Capital Stock – Series A Preferred Stock.”

Series A Preferred Stock outstanding before the offering:	8,853,173 shares

Series B Preferred Stock outstanding before the offering(1)	252,298

Common Stock outstanding before the offering: (2)	8,527,500 shares

Use of proceeds:	The net proceeds of the offering will be used to increase our research and development in pharmacy automation technology, accelerate our growth into new geographical regions and markets, and expand operations to meet increasing consumer demand.

(1) Assumes conversion of all outstanding SAFE securities into shares of Series B Preferred Stock immediately prior to the initial closing of this offering.

(2) Does not include shares issuable upon the exercise of options issued under the 2015 Stock Incentive Plan, shares allocated for issuance pursuant to the plan, outstanding warrants or shares into which the Series A Preferred Stock and Series B Preferred Stock may convert.

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Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We could be adversely affected by a decrease in the introduction of new brand name and generic prescription drugs as well as increases in the cost to procure prescription drugs.
•	We derive a significant portion of our sales from prescription drug sales reimbursed by a limited number of pharmacy benefit management companies.
•	Reductions in third party reimbursement levels, from private or government agency plans, and potential changes in industry pricing benchmarks for prescription drugs could materially and adversely affect our results of operations.
•	A shift in pharmacy mix toward lower margin plans and programs could adversely affect our results of operations.
•	We operate in a highly competitive industry that is dominated by several very large, well-capitalized market leaders and constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us.
•	Consolidation in the healthcare industry could adversely affect us.
•	We purchase a substantial portion of our brand name and generic drugs from a single wholesaler. A disruption in this relationship may have a negative effect on us.
•	If we do not maintain the privacy and security of sensitive customer and business information, it could damage our reputation and we could suffer a loss of revenue, incur substantial additional costs and become subject to litigation and regulatory scrutiny.
•	Because we store, process and use data that contains personal information, we are subject to complex and evolving laws and regulations regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in customer retention, any of which could harm our business.
•	We are subject to payment-related risks that could increase our operating costs, expose us to fraud or theft, subject us to potential liability and potentially disrupt our business operations.
•	A significant change in, or noncompliance with, government regulations and other legal requirements could have a material adverse effect on our reputation and profitability.
•	We could be adversely affected by product liability, product recall, personal injury or other health and safety issues.
•	We only operate from one location. If we do not establish additional locations, we may not be able to successfully implement growth.
•	We could be adversely affected by a failure to correctly deliver prescriptions.
•	Our failure to attract and retain highly qualified personnel in the future could harm our business.
•	The company has a history of losses, and may not achieve or maintain profitability in the future.
•	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.
•	The auditor included a “going concern” note in its audit report.
•	Some investors have more rights than others.
•	If you fail to vote your shares, the company’s President may vote them instead.
•	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.
•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.
•	Investors in this offering must vote their shares to approve of certain future events, including our sale.
•	Your ability to transfer your securities may be limited.
•	This investment is illiquid.

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RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

We could be adversely affected by a decrease in the introduction of new brand name and generic prescription drugs as well as increases in the cost to procure prescription drugs.  The profitability of our business depends upon the utilization of prescription drugs. Utilization trends are affected by, among other factors, the introduction of new and successful prescription drugs as well as lower-priced generic alternatives to existing brand name drugs. Inflation in the price of drugs also can adversely affect utilization, particularly given the increased prevalence of high-deductible health insurance plans and related plan design changes. New brand name drugs can result in increased drug utilization and associated sales, while the introduction of lower priced generic alternatives typically results in relatively lower sales, but relatively higher gross profit margins. Accordingly, a decrease in the number or magnitude of significant new brand name drugs or generics successfully introduced, delays in their introduction, or a decrease in the utilization of previously introduced prescription drugs could materially and adversely affect our results of operations.

In addition, if we experience an increase in the amounts we pay to procure pharmaceutical drugs, including generic drugs, it could have a material adverse effect on our results of operations. Our gross profit margins would be adversely affected to the extent we are not able to offset such cost increases. Any failure to fully offset any such increased prices and costs or to modify our activities to mitigate the impact could have a material adverse effect on our results of operations. Additionally, any future changes in drug prices could significantly differ from our expectations.

We derive a significant portion of our sales from prescription drug sales reimbursed by a limited number of pharmacy benefit management companies and other third party payors. We derive a significant portion of our sales from prescription drug sales reimbursed through prescription drug plans administered by a limited number of pharmacy benefit management (“PBM”) companies. PBM companies typically administer multiple prescription drug plans that expire at various times and provide for varying reimbursement rates, and often limit coverage to specific drug products on an approved list, known as a formulary, which might not include all of the approved drugs for a particular indication. We cannot assure you that we will continue to participate in any particular PBM company’s pharmacy provider network in any particular future time period. If our participation in the pharmacy provider network for a prescription drug plan administered by one or more of the large PBM companies is restricted or terminated, we expect that our sales would be adversely affected, at least in the short-term. If we are unable to replace any such lost sales, either through an increase in other sales or through a resumption of participation in those plans, our operating results could be materially and adversely affected. If we exit a pharmacy provider network and later resume participation, we cannot assure you that we will achieve any particular level of business on any particular pace, or that all clients of the PBM company will choose to include us again in the pharmacy network for their plans, initially or at all. In addition, in such circumstances we may incur increased marketing and other costs in connection with initiatives to regain former patients and attract new patients covered by such plans.

Reductions in third party reimbursement levels, from private or government agency plans, and potential changes in industry pricing benchmarks for prescription drugs could materially and adversely affect our results of operations. The substantial majority of the prescriptions we fill are reimbursed by third-party payors, including private and government agency payors. The continued efforts of health maintenance organizations, managed care organizations, PBM companies, government agencies, and other third-party payors to reduce prescription drug costs and pharmacy reimbursement rates, as well as litigation and other legal proceedings relating to how drugs are priced, may adversely impact our results of operations. Typically, health plan changes with rate adjustments often occur in January and our reimbursement arrangements may provide for rate adjustments at prescribed intervals during their term. In addition, in an environment where some PBM company clients utilize narrow or restricted pharmacy provider networks, some of these entities may offer pricing terms that we may not be willing to accept or otherwise restrict our participation in their networks of pharmacy providers.

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Changes in political, economic and regulatory influences also may significantly affect healthcare financing and prescription drug reimbursement practices. For example, there have been multiple attempts through legislative action and legal challenges to repeal or amend the Patient Protection and Affordable Care Act (“ACA”). We cannot predict whether current or future efforts to repeal or amend these laws will be successful, nor can we predict the impact that such a repeal or amendment and any subsequent legislation would have on our business and reimbursement levels. There have also been a number of other proposals and enactments by the federal government and various states to reduce Medicare Part D and Medicaid reimbursement levels in response to budget deficits, and we expect additional proposals in the future. We cannot assure you that recent or future changes in prescription drug reimbursement policies and practices will not materially and adversely affect our results of operations. Efforts to control healthcare costs, including prescription drug costs, are continuous and reductions in third party reimbursement levels could materially and adversely affect our results of operations.

In addition, many payors are increasingly considering new metrics as the basis for reimbursement rates, such as average sales price, average manufacturer price, and actual acquisition cost. It is possible that the pharmaceutical industry or regulators may evaluate and/or develop an alternative pricing reference to replace average wholesale price, which is the pricing reference used for many of our contracts. Future changes to the pricing benchmarks used to establish pharmaceutical pricing, including changes in the basis for calculating reimbursement by third-party payors, could adversely affect us.

A shift in pharmacy mix toward lower margin plans and programs could adversely affect our results of operations. We seek to grow prescription volume while operating in a marketplace with continuous reimbursement pressure. A shift in the mix of pharmacy prescription volume towards 90-day, Medicare or other programs offering lower reimbursement rates could adversely affect our results of operations. We currently offer limited 90-day fulfillments. In addition, preferred Medicare Part D networks have increased in number in recent years; however, we do not participate in all such networks. In the future, we may accept lower reimbursement rates in order to secure preferred relationships with Medicare Part D plans serving senior patients with significant pharmacy needs. We intend to develop and expand our relationships with commercial third-party payors to enable new and/or improved market access via participation in the pharmacy provider networks they offer. If we are not able to generate additional prescription volume from patients participating in these programs that is sufficient to offset the impact of lower reimbursement, or if the degree or terms of our participation in such preferred networks declines from current levels in future years, our results of operations could be materially and adversely affected.

Declines in reimbursement rates that insurance companies pay for prescription medications may adversely impact our gross profit margin and ability to achieve profitability. Our primary source of revenue is based on reimbursements from customer’s health insurance plans, which are largely beyond our  control. Reimbursement rates tend to vary over time and across products and health plans. Generally, we have experienced a broader trend of decreasing reimbursement rates impacting our gross profit margin. Although increased sales of OTC products and an increase in our purchasing power to lower our costs of goods sold may offset declining reimbursement rates to some extent, further declines in reimbursement rates may continue to adversely impact our gross profit margins and ability to achieve profitability.

We operate in a highly competitive industry that is dominated by several very large, well-capitalized market leaders and constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us.  The level of competition in the retail pharmacy and pharmaceutical wholesale industries is high, with several very large, well-capitalized competitors holding a majority share of the market. Changes in market dynamics or actions of competitors or manufacturers, including industry consolidation and the emergence of new competitors and strategic alliances, could materially and adversely impact our business. Disruptive innovation by existing or new competitors could alter the competitive landscape in the future and require us to accurately identify and assess such changes and make timely and effective changes to our strategies and business model to compete effectively. We face intense competition from local, regional, national and global companies, including drugstore and pharmacy chains, independent drugstores and pharmacies, mail-order pharmacies and various other online retailers, some of which are aggressively expanding in California and markets we may seek to enter. Competition may also come from other sources in the future. As competition increases, a significant increase in general pricing pressures could occur, which could require us to reevaluate our pricing structures to remain competitive. For example, if we are not able to anticipate and successfully respond to changes in market conditions, it could result in a loss of customers or renewal of contracts or arrangements on less favorable terms.

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Consolidation in the healthcare industry could adversely affect us. Many organizations in the healthcare industry have consolidated in recent years to create larger healthcare enterprises with greater bargaining power, which has resulted in greater pricing pressures on pharmaceuticals. If this consolidation trend continues, it could give the resulting enterprises even greater bargaining power, which may lead to further pressure on the prices for our products and services. If these pressures result in reductions in our prices, our business would become less profitable unless we are able to achieve corresponding reductions in costs or develop profitable new revenue streams.

We expect that market demand, government regulation, third-party reimbursement policies, government contracting requirements, and societal pressures will continue to cause the healthcare industry to evolve, potentially resulting in further business consolidations and alliances and increased vertical integration among the industry participants we engage with, which may adversely impact our business operations, financial condition and results of operations.

We purchase a substantial portion of our brand name and generic drugs from a single wholesaler. A disruption in this relationship may have a negative effect on us. We purchase approximately 90% of our brand name and generic drugs from a single wholesaler, McKesson. The remaining 10% is sourced from Independent Pharmacy Cooperative (“IPC”) and several small suppliers. Because McKesson acts as a wholesaler for drugs purchased from ultimate manufacturers worldwide, any disruption in the supply of a given drug, including supply shortages of key ingredients, or regulatory actions by domestic or foreign government agencies, or specific actions taken by drug manufacturers, could adversely impact McKesson's ability to fulfill our demands, which could adversely affect us. While we believe that alternative sources of supply for most generic and brand name pharmaceuticals are readily available, a significant disruption in our relationship with McKesson or IPC could make it difficult for us to continue to operate our business on a regular basis until we execute a replacement wholesaler agreement or develop and implement self-distribution processes. We believe we could obtain and qualify alternative sources, including through self-distribution, for substantially all of the prescription drugs we sell on an acceptable basis, and accordingly that the impact of any disruption would be temporary.

If we do not maintain the privacy and security of sensitive customer and business information, it could damage our reputation and we could suffer a loss of revenue, incur substantial additional costs and become subject to litigation and regulatory scrutiny. Our operations are dependent on our information systems and the information collected, processed, stored, and handled by these systems. We rely heavily on our computer systems to manage our ordering, pricing, fulfillment, inventory replenishment, claims processing and other processes. Throughout our operations, we receive, retain and transmit certain confidential information, including personally identifiable information that our customers provide to purchase products or services, interact with our personnel, or otherwise communicate with us. In addition, for these operations, we depend in part on the secure transmission of confidential information over public networks. Our information systems are subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches, including credit card or personally identifiable information breaches, coordinated cyber attacks, vandalism, catastrophic events and human error. Although we deploy a layered approach to address information security threats and vulnerabilities, including ones from a cyber security standpoint, designed to protect confidential information against data security breaches, a compromise of our information security controls or of those businesses with whom we interact, which results in confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm our reputation and expose us to regulatory actions and claims from customers, financial institutions, payment card associations and other persons, any of which could adversely affect our business, financial position, and results of operations. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, we may not be able to anticipate these techniques or to implement adequate preventative measures. In addition, a security breach could require that we expend substantial additional resources related to the security of information systems and disrupt our businesses.

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Because we store, process and use data that contains personal information, we are subject to complex and evolving laws and regulations regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in customer retention, any of which could harm our business. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and changing requirements across businesses. We are required to comply with increasingly complex and changing data privacy regulations. Complying with these and other changing requirements could cause us to incur substantial costs and require us to change our business practices in certain jurisdictions, any of which could materially adversely affect our business operations and operating results. We may also face audits or investigations by one or more government agencies relating to our compliance with these regulations. Compliance with changes in privacy and information security laws and standards may result in significant expense due to increased investment in technology and the development of new operational processes. If we or those with whom we share information fail to comply with these laws and regulations or experience a data security breach, our reputation could be damaged and we could be subject to additional litigation and regulatory risks. Our security measures may be undermined due to the actions of outside parties, employee error, malfeasance, or otherwise, and, as a result, an unauthorized party may obtain access to our data systems and misappropriate business and personal information. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and potentially have a material adverse effect on our business operations, financial condition and results of operations.

We are subject to payment-related risks that could increase our operating costs, expose us to fraud or theft, subject us to potential liability and potentially disrupt our business operations. We accept payments using a variety of methods, including cash, checks, credit and debit cards, gift cards and mobile payment technologies such as Apple Pay™, and we may offer new payment options over time. Acceptance of these payment options subjects us to rules, regulations, contractual obligations and compliance requirements, including payment network rules and operating guidelines, data security standards and certification requirements, and rules governing electronic funds transfers. These requirements and related interpretations may change over time, which could make compliance more difficult or costly. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which could increase over time and raise our operating costs. We rely on third parties to provide payment-processing services, including the processing of credit cards, debit cards, and other forms of electronic payment. If these companies become unable to provide these services to us, or if their systems are compromised, it could disrupt our business. The payment methods that we offer also subject us to potential fraud and theft by persons who seek to obtain unauthorized access to or exploit any weaknesses that may exist in the payment systems. If we fail to comply with applicable rules or requirements, or if data is compromised due to a breach or misuse of data relating to our payment systems, we may be liable for costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments could be impaired. In addition, our reputation could suffer and our customers could lose confidence in certain payment types, which could result in higher costs. As a result, our business and operating results could be adversely affected.

A significant change in, or noncompliance with, government regulations and other legal requirements could have a material adverse effect on our reputation and profitability. We operate in a complex, highly regulated environment and our operations could be adversely affected by changes to existing legal requirements including the related interpretations and enforcement practices, new legal requirements and/or any failure to comply with applicable regulations. Our business is subject to numerous federal, state and local regulations including licensing and other requirements for pharmacies and reimbursement arrangements. The regulations to which we are subject include, but are not limited to: federal and state registration and regulation of pharmacies and drug discount card programs; dispensing and sale of controlled substances and products containing pseudoephedrine; applicable governmental payor regulations including Medicare and Medicaid; data privacy and security laws and regulations including those under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the ACA or any successor to that act; laws and regulations relating to the protection of the environment and health and safety matters, including those governing exposure to, and the management and disposal of, hazardous substances; regulations regarding food and drug safety including those of the Food and Drug Administration (“FDA”) and Drug Enforcement Administration (“DEA”), trade regulations including those of the Federal Trade Commission, and consumer protection and safety regulations including those of the Consumer Product Safety Commission, as well as state regulatory authorities, governing the availability, sale, advertisement and promotion of products we sell; anti-kickback laws; false claims laws; laws against the corporate practice of medicine; and federal and state laws governing health care fraud and abuse and the practice of the profession of pharmacy. For example, the DEA, FDA and various other regulatory authorities regulate the distribution and dispensing of pharmaceuticals and controlled substances. We are required to hold valid DEA and state-level licenses, meet various security and operating standards and comply with the federal and various state controlled substance acts and related regulations governing the sale, dispensing, disposal, holding and distribution of controlled substances. The DEA, FDA and state regulatory authorities have broad enforcement powers, including the ability to seize or recall products and impose significant criminal, civil and administrative sanctions for violations of these laws and regulations.

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Changes in laws, regulations and policies and the related interpretations and enforcement practices may alter the landscape in which we do business and may significantly affect our cost of doing business. The impact of new laws, regulations and policies and the related interpretations and enforcement practices generally cannot be predicted, and changes in applicable laws, regulations and policies and the related interpretations and enforcement practices may require extensive system and operational changes, be difficult to implement, increase our operating costs and require significant capital expenditures. Untimely compliance or noncompliance with applicable laws and regulations could result in the imposition of civil and criminal penalties that could adversely affect the continued operation of our business, including:  suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government programs, including the Medicare and Medicaid programs; loss of licenses; and significant fines or monetary penalties. Any failure to comply with applicable regulatory requirements could result in significant legal and financial exposure, damage our reputation, and have a material adverse effect on our business operations, financial condition and results of operations.

We could be adversely affected by product liability, product recall, personal injury or other health and safety issues. We could be adversely impacted by the supply of defective or expired products, including the infiltration of counterfeit products into the supply chain, errors in re-labeling of products, product tampering, product recall and contamination or product mishandling issues. We are also exposed to risks relating to the services we provide. Errors in the dispensing and packaging of pharmaceuticals, including related counseling, and in the provision of other healthcare services could lead to serious injury or death. Product liability or personal injury claims may be asserted against us with respect to any of the pharmaceuticals we sell or services we provide. Should a product or other liability issue arise, the coverage limits under our insurance programs and the indemnification amounts available to us may not be adequate to protect us against claims and judgments. We also may not be able to maintain this insurance on acceptable terms in the future. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

We only operate in one geographic area, the Bay Area. Our growth plan depends on establishing our service in new geographic areas outside of the Bay Area. If we are not able to establish additional locations in new geographic areas, we may not be able to successfully implement our planned growth.  As of June 30, 2019, we operate out of two licensed micro-fulfilment centers in the Bay Area, with two more facilities permitted and soon to be operational, and one more facility leased but not yet licensed in Orange County, California. In order to continue to grow our business and extend our market position, we will need to establish more micro-fulfilment centers in other patient-dense geographies throughout the United States, including receiving the necessary licenses and permits. Our ability to expand the market for our products and services depends on a number of factors, including, among others, the cost of establishing and operating micro-fulfilment centers, continued customer acceptance of app or web-enabled ordering, our ability to efficiently scale customer acquisition and our ability to attract more physicians who can refer their patients to our services. If we are unable to expand to other areas and/or scale customer acquisition at a cost that provides acceptable long-term return, we may not be able to successfully grow our business.

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We could be adversely affected by a failure to correctly deliver prescriptions. Proof of customer receipt is required for all deliveries of prescription medications, including especially deliveries of narcotics or other controlled drugs, designated as Schedule 2 through 5, where we also require a customer to present picture identification to the driver in addition to providing a digital signature. In certain circumstances, for non-controlled substances and with prior approval of the patient, our drivers are permitted to leave the delivery on the customer door-step and we request subsequent confirmation from the customer via text or app that they successfully received the delivery. In these circumstances, the driver also takes a photo of the package on the customer doorstep using the NowRx driver-side app, Wheels, which digitally stamps the photo with GPS coordinates, time and date and stores it in the customer file. The company’s technology also maintains detailed digital records of delivery routes and delivery stops for each delivery driver at each moment in time, and utilizes sophisticated software to identify delivery address and customer identity. Despite these precautions and technological systems, there remains a small risk that the delivery will be made incorrectly, whether because a prescription is delivered to the wrong address, the wrong medication is left at the right address, the right medication is left at the wrong address, the customer claims the medication was never delivered, or the medication is stolen by a third party. In such instances of mistaken delivery, we could suffer reputational damage or regulatory or financial harm.

Our failure to attract and retain highly qualified personnel in the future could harm our business. As the company grows, it will be required to hire and attract additional qualified professionals such as pharmacists, pharmacist technicians, accounting, legal, finance, service and engineering experts. The company may not be able to locate or attract qualified individuals for such positions, which will affect the company’s ability to grow and expand its business.

The company has a history of losses, and may not achieve or maintain profitability in the future. The company has operated at a loss since inception and has raised additional capital and borrowed funds to meet its growth needs. We expect to make significant future investments in order to develop and expand our business and develop more advanced technology to operate more efficiently, which we believe will result in additional sales and marketing and general and administrative expenses that will require increased sales to recover these additional costs. While net sales have grown in recent periods, this growth may not be sustainable or sufficient to cover the costs required to successfully compete. While the company believes its research and development in automation technology will continue to reduce pharmacy labor and operating expense, these technologies are state of the art and have not yet been proven in the industry, so the anticipated gains in efficiency are somewhat uncertain and may not emerge as anticipated. Delivery efficiency, and the resulting reduction in delivery expense, represents a significant factor in the company’s future profitability. As the company gains more customer penetration in the markets in which it operates, we expect more deliveries per square mile per hour will generally result in more efficient routing and higher deliveries per driver per hour (driver-hour). In addition, the company uses state of the art pharmacy management software algorithms to triage new and refill orders to further optimize routing and increase delivery per driver-hour. Should the market penetration and resulting customer density or the algorithms not perform as anticipated, the company may not be able to reduce delivery costs to a level sufficient to achieve sustained profitability. The company anticipates that our purchasing power with the wholesale providers will increase as we scale the business, and that this increased purchasing power will lower the price we pay to the wholesalers and reduce our cost of goods sold. The company may not be able to achieve sufficient size and/or the dynamics of the wholesale market may change, and this reduction in cost of goods sold may not materialize. The company plans to meaningfully increase average revenue per order (“basket size”) and gross profit per order through the sale of over-the-counter medications and related products. If the company is not successful in its efforts to market and sell these additional products, the increase in basket size and gross profit per order may not materialize as anticipated.

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We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, the company will likely need to raise additional funds in the future by offering shares of its common or preferred stock and/or other classes of equity or debt that convert into shares of common or preferred stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.” Furthermore, if the company raises debt, the holders of the debt would have priority over holders of common and preferred stock and the company may accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the company, its business, development, financial condition, operating results or prospects.

The auditor included a “going concern” note in its audit report. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

Some investors have more rights than others. As discussed below in “Description of Capital Stock,” the subscription agreement for this offering will provide information rights to investors who invest more than $50,000 in this offering and the right to participate in future financings on more favorable terms to investors who invest more than $250,000 in this offering.

If you fail to vote your shares, the company’s President may vote them instead. The terms of the Series B Preferred Stock set forth in the company’s amended and restated certificate of incorporation includes a voting procedure. If any holders of Series B Preferred Stock fail to take action to vote the holders’ shares within a specified period of time, in certain circumstances, the company’s President will be authorized to vote on behalf of such shares that failed to vote in the same proportion as the votes received prior to the expiration of the notice period. See “Description of Capital Stock – Preferred Stock Protective Provisions – Voting Procedure.”

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.  In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us.   Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement. Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

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If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

Investors in this offering must vote their shares to approve of certain future events, including our sale. The subscription agreement that investors will execute in connection with the offering contains a “drag-along provision” related to the sale of the company whereby investors and their transferees agree to vote any shares they own in the same manner as the majority holders of our other classes of voting stock. Specifically, and without limitation, if the board of directors and majority holders of our other classes of stock may determine to sell the company, depending on the nature of the transaction, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests. Furthermore, if the consideration in such a sale includes securities and an investor’s receipt of such securities requires registration or qualification under securities laws or the provision to the investor of any information other than such information as would generally be available in an offering under Regulation D, the company may instead pay the investor in cash in lieu of such securities. See “Description of Capital Stock – Series B Preferred Stock – Drag Along Right.”

This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer.

Your ability to transfer your securities may be limited. The subscription agreement that investors will execute in connection with the offering contains a “market stand-off” provision in the event of a proposed public offering. See “Description of Capital Stock – Restrictions on Transfer” below. These requirements may delay or limit your ability to transfer your shares and delay or limit the ability of the third party transferee to transfer their shares in the future. Investors will also agree that any transferees of their shares will agree to a similar provision.

The value of your investment may be diluted if the company issues additional options  or authorized shares. A pool of unallocated options is typically reserved for future employees, which affects the fully-diluted pre-money valuation for this offering. The price per share of the Series B Preferred Stock has been calculated assuming a 2.36% post-money unallocated option pool, which may not account for all additional options the company will issue after the offering and may not provide adequate protection against the dilution investors may face due to such additional issuances. Any option issuances by the company over the 2.36% pool will lower the value of your shares. In addition, the company has authorized a significant amount of unallocated shares of common and preferred, and may in the future issue these shares without stockholder approval, which will dilute your ownership.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares of Series B Preferred Stock with the effective cash price paid by existing stockholders, giving effect to full conversion of all outstanding stock options and outstanding SAFE agreements and assuming that the shares are sold at $3.4477 per share. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the Commission requires. The share numbers and amounts in this table assume (1) conversion of all of the company’s outstanding SAFE agreements into shares of Series B Preferred Stock immediately prior to the initial closing of this offering and (2) conversion of all outstanding options into shares of Common Stock at weighted average exercise price. The dilution disclosures contained in this section are based upon the instruments issued and outstanding through the date of this Offering Circular.

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Shares	2015	8,527,500		8,527,500	$0.0001	(1)
Outstanding Stock Options (2)	2015-2019		1,279,330	1,279,330	$0.0900	(3)
Series A Preferred Stock	2015-2019	8,853,173		8,853,173	$1.2100	(4)
SAFE agreements (5)	2019		252,298	252,298	$2.4772
Total Common Share Equivalents		17,380,673	1,531,628	18,912,301	$0.6056
Investors in this offering, assuming $20 million raised		5,800,969		5,800,969	$3.4477
Total after inclusion of this offering		23,181,642	1,531,628	24,713,270	$1.2727

(1)	Common shares issued for $0.0001/share in 2015 inception year.
(2)	Assumes conversion at exercise price of all outstanding options. Excludes an additional 243,170 shares of Common Stock reserved for issuance under the 2015 Stock Incentive Plan.
(3)	Stock option pricing is the weighted average exercise price of outstanding options.
(4)	Based on original issue price of the Series A Preferred Stock, including payment of conversion price of convertible instruments, without deduction for non-cash broker compensation and other offering costs.
(5)

In August and September 2019, the company entered into 8 SAFE agreements for total proceeds of $625,000. Of these SAFE agreements, agreements in the amount of $150,000 have conversion terms stipulating conversion pricing at a 50% discount (or $1.72 per share); agreements in the amount of $150,000 have conversion terms stipulating conversion pricing at a 80% discount (or $2.76 per share); and agreements in the amount of $325,000 have conversion terms stipulating conversion pricing at a 85% discount (or $2.93 per share). The terms of this offering would trigger conversion of the SAFE agreements into a total of 252,298 shares of Series B Preferred, or $2.48 per share.

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another Regulation A round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2017 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2018 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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USE OF PROCEEDS

The net proceeds of a fully subscribed offering after deducting offering expenses and commissions will be approximately $18.2 million, allocated as follows:

•	Approximately $7.2 million for general and administrative expenses, including pharmacy operations and support, which we estimate includes

o	$1.1 million for employee compensation. Of this amount, $0.8 million would go towards executive officer compensation;
o	$4.9 million for pharmacy operations and support. Of this amount, $1.6 million would go towards delivery expenses;
o	$0.9 million for office and equipment leases; and
o	The remaining $0.3 million would go towards other operating expenses including legal, and office expenses;

•	Approximately $5.7 million for research and development of the company’s technology; and
•	Approximately $5.3 million for sales and marketing.

If the offering size is equal to or less than $15.0 million, representing 75% of the maximum offering amount, then we estimate that the net proceeds after deducting offering expenses and commissions would be approximately $13.6 million, allocated as follows:

•	Approximately $5.7 million for general and administrative expenses, including pharmacy operations and support, which we estimate includes

o	$1.0 million for employee compensation. Of this amount, $0.8 million would go towards executive officer compensation;
o	$3.8 million for pharmacy operations and support. Of this amount, $1.2 million would go towards delivery expenses;
o	$0.7 million for office and equipment leases; and
o	The remaining $0.2 million would go towards other operating expenses including legal and office expenses;

•	Approximately $3.3 million for research and development of the company’s technology; and
•	Approximately $4.6 million for sales and marketing.

If the offering size is equal to or less than $10.0 million, representing 50% of the maximum offering amount, then we estimate that the net proceeds after deducting offering expenses and commissions would be approximately $9.1 million, allocated as follows:

•	Approximately $3.5 million for general and administrative expenses, including pharmacy operations and support, which we estimate includes

o	$650,000 for employee compensation. Of this amount, $570,000 would go towards executive officer compensation;
o	$2.2 million for pharmacy operations and support. Of this amount, $0.8 million would go towards delivery expenses;
o	$400,000 for office and equipment leases;
o	The remaining $250,000 would go towards other operating expenses including legal and office expenses;

•	Approximately $2.4 million for research and development of the company’s technology; and
•	Approximately $3.2 million for sales and marketing.

If the offering size is equal to or less than $5.0 million, representing 25% of the maximum offering amount, then we estimate that the net proceeds after deducting offering expenses and commissions would be approximately $4.5 million, allocated as follows:

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•	Approximately $1.7 million for general and administrative expenses, including pharmacy operations and support, which we estimate includes

o	$300,000 for employee compensation. Of this amount, $280,000 would go towards executive officer compensation;
o	$1.0 million for pharmacy operations and support. Of this amount, $350,000 would go towards delivery expenses;
o	$200,000 for office and equipment leases; and
o	The remaining $200,000 would go towards other operating expenses including legal and office expenses;

•	Approximately $1.1 million for research and development of the company’s technology; and
•	Approximately $1.7 million for sales and marketing.

If the offering size were to be equal to the minimum offering amount of $1,500,000, we estimate that the net proceeds would be approximately $1,320,000. In this case, we would significantly reduce our marketing and research and development efforts. In this scenario, emphasis would be placed on achieving cash-flow positive results at our existing locations.

Because the offering is a “best efforts” offering, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

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THE COMPANY’S BUSINESS

Overview

NowRx was founded with the goal of developing software, artificial intelligence, robotics and logistics to create the most convenient retail pharmacy service available, including free same-day delivery for prescription medications. For urgent medications, expedited one-hour delivery is available for an additional $5 charge. NowRx operates from within a “virtual pharmacy” location, a low-cost, highly automated, micro-fulfilment center that employs end-to-end robotic dispensing (“One-Click Fill”) and an artificially intelligent chat bot to provide a more efficient and effective pharmacy experience for busy customers and their physicians. Medications are hand delivered by trained NowRx drivers in plug-in electric vehicles. By eliminating the dependency on retail space, NowRx is able to maintain fixed overhead costs that are substantially lower than traditional pharmacy providers with retail storefronts on busy streets. Further margin advantages are provided by robotics and software automation. For added convenience, customers can manage their prescriptions through the NowRx mobile app, text, intelligent chat bots, phone, or through virtual voice-activated assistants such as Google Home.

Robotic Dispensing Unit	NowRx App	Google Home

NowRx responds to an obvious market need—solving the inconvenience of traditional brick and mortar pharmacies by providing all of the same pharmacy services, along with the additional benefit of safe, reliable delivery directly to the customer’s door free of charge. With NowRx, customers can conveniently manage their existing prescriptions, upload new prescriptions and even consult with a licensed pharmacist – all without ever having to leave their home or make a trip to a local pharmacy. No need to visit the pharmacy to obtain a prescription medication; no need for transportation to the pharmacy, or to stand in long lines, or to wait for the prescription to be filled. Recent studies have shown the median pharmacy wait time was 45 minutes,7 and a second trip to the pharmacy was required 33% of the time.8 Customers can also use the app to easily set daily reminders to minimize the risk of missing a medication dose and to automatically request an upcoming refill order.

With free-same day delivery and one-hour expedited delivery, NowRx is part of a much broader global trend towards services delivered directly to customers home rapidly and free, a trend recently described as the on-demand economy. The size and rapid growth of the on-demand economy clearly shows that consumers are attracted by the user experience, added convenience and other benefits it provides. Recent studies show on-demand services have already moved beyond early adopters and are gaining traction among mainstream consumers who require that platforms be user-friendly, safe and fast.9

7 “Wait Time for Filling Rx”, Boehringer Ingelheim Pharmaceuticals, 2013.

8 “% Who Had to Return To or Got To a Different Pharmacy at Least Once in Past Year”, Boehringer Ingelheim Pharmaceuticals, 2013.

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NowRx also offers advantages over mail-order pharmacies, which are able to save customers trips to the pharmacy under certain circumstances, but can be confusing to use and are inherently unable to address many important pharmacy needs, including: first time prescriptions; urgent and refrigerated medications; or others not permitted to be sent through the mail such as narcotics and other DEA-controlled medications. We believe NowRx combines the best of current pharmacy offerings to create an exciting new pharmacy solution. Several of the NowRx services are designed to also make the prescription process more convenient for physicians who also can be frustrated by the bottlenecks and inefficiencies in the pharmacy process, including our automated manufacturer coupon software that automatically applies available manufacturer coupons without the physicians having to manage physical coupons, and a streamlined insurance prior authorization process that reduces the amount of time physicians and their staff spend obtaining insurance approvals for drugs not on the health plan formularies.

We plan to establish multiple locations in strategic patient-dense areas across the country. As of December 31, 2018, the company’s service area covers the Mountain View locality in the Bay Area, where we launched our first micro-fulfilment center in January 2016. During 2019, we seek to expand within the Bay Area, to Daly City, South San Francisco and Morgan Hill, as well as the Los Angeles/Orange County area, by establishing additional micro-fulfilment centers to support those localities. We entered into 4 additional long-term office space leases, to execute on this strategy, 3 of which were signed during the fourth quarter of 2018, and 1 in January 2019. Three of these leases are for new micro-fulfilment centers in northern California and 1 in Southern California. As of December 31, 2018, one of these 4 new locations was issued a pharmacy permit, with the permits for the remaining 3 locations still pending. Our longer-term strategy is to expand to additional West Coast areas, including Seattle and San Diego, and ultimately to the rest of the country. Any expansion plans will be based on the competitive landscape, partnerships, continued access to expansion capital and other strategic considerations.

NowRx was incorporated in Delaware under the name YouRx, Inc. on February 19, 2015 and changed its name to NowRx, Inc. on May 19, 2015. We also do business under the names NowRx Express and NowRx Specialty.

9 “The On-Demand Economy is Growing, and Not Just for the Young and Wealthy”, Harvard Business Review, April 14, 2016

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Industry Trends

On-Demand Economy

NowRx is responding to the rapidly increasing consumer demand for services delivered same-day and managed by convenience of mobile apps, chat bots and voice-activated assistants. The on-demand economy is attracting more than 22.4 million consumers annually and $57.6 billion in spending3. Recent studies show on-demand services have already moved beyond early adopters and are gaining traction among mainstream consumers who require that platforms be user-friendly, safe and fast. We believe it’s just a matter of time before few people will be standing in traditional pharmacy lines.

The on-demand economy is also rapidly expanding across the global economy. According to Crowd Companies, a firm that tracks on-demand platform businesses, more than 280 companies provide on-demand goods and services across sixteen industries today. This is up from only 76 companies operating in just six industries two years ago. There are numerous recent examples of major corporations entering on-demand markets; such as GM’s partnership with Lyft, and hotel giant Accor’s recent acquisition of Airbnb competitor Onefinestay.10

Traditional Pharmacy Industry

Traditional retail pharmacy is a $260 billion industry, with approximately 61,700 retail pharmacy locations in the United States dispensing more than 4 billion prescriptions annually.11 The rate of sales growth in the United States has slowed in recent years, driven by a decline in new blockbuster drugs, a longer FDA approval process, drug safety concerns, higher copayments and an increase in the use of generic drugs, which are less expensive but generate higher gross margins. New drug development in the next few years is expected to be concentrated in specialty prescriptions, which are targeted toward a specific disease state. These drugs are often complex and expensive. We expect prescription usage to continue to grow in the coming years due to the aging U.S. population, increased life expectancy, "baby boomers" continuing to become eligible for the federally funded Medicare prescription program and new drug therapies.

10 “The On-Demand Economy is Growing, and Not Just for the Young and Wealthy”, Harvard Business Review, April 14, 2016.

11 “The 2018 Economic Report on US Pharmacies and Pharmacy Benefit Managers”, Pembroke Consulting, February 2018.

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Generic prescription drugs continue to help lower overall costs for customers and third-party payors. We believe the utilization of existing generic pharmaceuticals will continue to increase, although the pace of introduction of new generic drugs is expected to slow. In general, generic versions of drugs generate lower sales dollars per prescription, but higher gross profit dollars, as compared with patent-protected brand name drugs. The impact on retail pharmacy gross profit dollars can be significant in the first several months after a generic version of a drug is first allowed to compete with the branded version, which is generally referred to as a “generic conversion.” In any given year, the number of major brand name drugs that undergo a conversion from branded to generic status can vary and the timing of generic conversions can be difficult to predict, which can have a significant impact on retail pharmacy sales and gross profit dollars.

Industry Consolidation and New Entrants

In recent years, the pharmacy industry and pharmacy-related health insurance providers have experienced substantial consolidation involving several blockbuster mergers and acquisitions: 1) $69 billion merger of CVS Health and Aetna, 2) CIGNA’s $52 billion acquisition of Express Scripts, 3) Walgreens’ acquisition of 1,932 Rite Aid stores for $4.4 billion. Some of these transactions represent a significant increase in vertical integration between pharmacies that distribute medications and the insurance plans and their network managers (PBM companies), that determine the reimbursements to pharmacies.

Another potentially significant transaction was Amazon’s acquisition of Pillpack, a startup company focused on mail delivery pharmacy for patients with multiple, long-term medications. Pillpack emphasizes the organization of medications for patients using industry standard “strip packaging” that organizes patients’ medications in a strip of multi-dose pouches, a technology that has been widely available in the pharmacy industry for more than a decade.

We believe these recent industry developments represent a somewhat predictable reaction to changing consumer behavior and rapidly increasing demand for more speed and convenience in pharmacy. While industry consolidation by the largest players has potential to increase competition for consumers and increased pricing pressures, we believe these same conditions also create opportunity for agile, technology-driven players that can rapidly adapt and sustainably differentiate their offerings to consumers leveraging technology and innovative business models and processes.

Products and Services

As an on-demand pharmacy, NowRx offers all of the same medication prescription services as a traditional retail pharmacy but does so remotely from a low cost, highly automated micro-fulfilment center (“virtual pharmacy”), providing free same-day delivery of prescription drugs and some over-the-counter medications. For an additional $5.00, the company provides delivery within 1 hour of placing an order for in-stock pharmaceuticals; a choice that may be important if a drug is needed urgently.

We offer our services through the NowRx app, by text, by telephone and through voice-activated virtual assistants such as Google Home. Customers can download the NowRx app and complete their profile, including providing details of their health insurance plan and payment method, and delivery address information. Once a customer has completed their profile, they can instruct their doctors to send their prescriptions directly to NowRx when e-prescribing. The customer is then notified via the app that their prescription has been received and verified with their insurance company; the amount of the copay; and that the prescription will be delivered to the address of their choice the same day at no cost. With a single click the customer confirms the order. Alternatively, customers can scan a paper prescription securely through the NowRx app or transfer existing prescriptions from other pharmacies.

For a prescription covered by an insurance health plan (also known as a “third-party payor”), we collect from the customer the co-payment amount dictated by the third-party payor. If there is no third-party payor, we charge the customer a cash price that is set based on our own competitive pricing plan. As a service to our customers, NowRx also applies available manufacturer coupons, often doing so electronically and automatically without the customer having to perform any action or handle any paper coupon cards. We accept payments using a variety of methods, including cash, checks, credit and debit cards and health savings plans. Physicians are able to send prescriptions to NowRx through electronic prescribing, fax, the NowRx app or telephone.

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Services provided include fulfilling new prescriptions or refills, transferring prescriptions from other pharmacies, and application of drug manufacturer coupons. The latter service is especially useful since many traditional pharmacies do not have the capability of automatically handling coupon driven prescription orders. NowRx also provides reminders through the app and text messages to help customers remember to take medications and to process refills, to help promote better health and wellness. The NowRx app also has a secure video chat feature that allows customers to conveniently speak to a NowRx pharmacist from a private location of their own choosing.

As part of the company’s comprehensive approach to pharmacy, services are also provided to prescribing physicians, including: coordination and assistance with pre-authorization requests that arise when third-party insurance providers request additional information before approving a reimbursement claim; maintaining and communicating real-time status of prescription fulfillment and delivery to patient; and communicating decision support information such as available drug substitutions and/or drug interaction information. Information regarding fulfillment and delivery is available through a proprietary, secure web-based physician portal, accessible by the physician smart phone or desktop computer.

The company uses employees and occasionally third-party delivery firms to deliver to a customer’s home or office. Drivers utilize the NowRx driver-side app, Wheels, that provides optimized routing logistics, special handling instructions and customer contact information, as well as, capture of signature and identification information. In instances in which a customer provides a scanned copy of their prescription, delivery personnel collect the original prescription prior to completing the delivery. Delivery personnel also collect cash payments when a customer does not make payment through the app or online. The company collects customer signature at the point of delivery through the Wheels app. When a customer is not present for signature, deliveries can be rerouted or arrangements can be made to leave the delivery, capture time and GPS stamped photo image of the delivered medication, and secure digital signature subsequently as proof of receipt by customer.

Suppliers

As a licensed pharmacy, NowRx purchases pharmaceutical products through wholesalers, then sells those products to patients, and then receives its revenue in the form of reimbursements from the patient’s insurance health plans, drug manufacturer coupons and from the patients themselves in the form of co-pays or cash payments. We purchase approximately 90% of our pharmaceutical products from McKesson, with the remainder supplied by Independent Pharmacy Cooperative (“IPC”). Orders are placed with McKesson at the end of each workday and those ordered items are delivered to NowRx the next business morning via truck delivery. IPC delivers products via UPS to NowRx. If our relationship with McKesson or IPC were disrupted, we could temporarily have difficulty filling prescriptions for branded and generic drugs until we execute a replacement wholesaler agreement or develop and implement self-distribution processes. There are several well-established wholesalers that are competitors to McKesson, including AmerisourceBergen Corp, Cardinal Health, Inc., and several smaller companies. We believe we could obtain and qualify alternative sources for substantially all of the prescription drugs we sell on an acceptable basis, and accordingly that the impact of any disruption would be temporary

Customers

During 2018, we filled approximately 41,834 prescriptions. As of December 31, 2018, NowRx has more than 15,297 customers. A portion of our customers order one or more prescriptions each and every month, whereas some of our other customers order only one prescription every few months. During 2018 our typical customer averaged 1.7 prescriptions and $159 revenue per month throughout the year. The loss of any one customer would not have a material adverse impact on our results of operations.

The following table illustrates the cumulative number of customers since the company commenced operations.

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Third-party Payors

We enter into contracts with third-party payors (such as insurance companies, prescription benefit management companies, government agencies, private employers or other managed care providers) that agree to pay for all or a portion of a customer's eligible prescription purchases based on negotiated and contracted reimbursement rates for each prescription drug included in the third-party payor’s formulary. We collect from the customer any amount that remains due after reimbursement from third-party payors, if any. Reimbursement amounts from third-party payors are recorded as accounts receivable until payment is received, typically 20-45 days after the prescription is filled.

In 2018, 87% of our net sales involved prescription medications eligible for reimbursement by third-party health insurance payors. Health insurance reimbursements are managed by intermediaries called Pharmacy Benefit Managers, or PBMs. Furthermore, NowRx is part of a Pharmacy Service Organization Administrator, or PSAO, called Healthmart Atlas (formerly called Access Health). Healthmart Atlas aggregates reimbursements from one of the larger PBM companies, Express Scripts, along with several other PBM companies. During 2018, third-party health insurance reimbursements remitted through Healthmart Atlas accounted for approximately 30% of our net sales.

Technology

NowRx has developed and deployed a comprehensive suite of technologies, including the following:

Unified Communication Layer: Virtual Assistants, Mobile App and Chat Bots

NowRx has developed an extensive communication layer that unifies communication from customers from across a variety of modalities, including mobile app, chat bot that interacts with native mobile texting, and voice-activated voice assistants such as Google Home, where NowRx is one of the few HIPAA-compliant healthcare application approved to manage prescriptions via voice. Customers can interact with NowRx using any of these communication modalities to manage new prescriptions and refills and receive helpful daily reminders.

“One-Click Fill”: Fully Integrated, End-to-end Robotic Dispensing

NowRx has developed a proprietary software method of interfacing with a commercially available robotic dispensing system allowing automated dispensing of refill requests with the press of one button on the mobile app by the customer (“One-Click Fill”). Similarly, automated dispensing can be triggered by chat bot or voice-activated assistant command. Transfer requests from other pharmacies can also be made by the user via the app, chat bot or voice-activated assistant. Using Internet Protocol, these requests are automatically routed to the NowRx location where the robot performs automatic medication filling (sort, count, bottle, label and cap) without human intervention. A licensed pharmacist verifies every prescription before packaging for delivery, in accordance with regulations.

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Delivery Logistics Layer and Opportunistic Refill Processing

NowRx has developed an extensive logistics platform and dashboard to optimize delivery routes based on traffic, geography and driver load. Furthermore, a large portion of medications are refilled and delivered to customers at regular intervals, usually once per month on or about the same day of the month (“ordinary refill queue”). However, refills may be opportunistically processed and delivered several days early, when permitted by the insurance health plan (typically 7 days in advance), to optimize delivery efficiency as measured by the number of refills delivered to the same neighborhood on the same day. As an illustration, if a new or refill prescription request is scheduled for delivery today to a certain neighborhood, the ordinary refill queue is scanned for any refills destined for the same neighborhood albeit several days in the future (“opportunistic refill”). These opportunistic refills are thus processed several days earlier than originally scheduled, thereby optimizing today’s deliveries to the target neighborhood, resulting in a lower cost delivery. As is always the case with deliveries, the customer is contacted first to confirm that an earlier delivery is acceptable.

Reference Image

M
L 5

Robot Image

CS MA MORE VERIFY (F12)

REFILL SHOW HISTORY

Prescriber [redacted]0710418 |
[redacted]

Allergies

Date Written **02/19/2019**

Written Qty **30** Qty Owed **30**

Dispensed Qty **30 Tablet** Days Supply **30**

NDC **00378-1803-10** DAW **0**

Directions: TAKE 1 TABLET BY MOUTH ONCE DAILY

Payment Mode

Insurances Self-Pay

Submission Clarification: -- Select --

Special Packaging: -- Select --

Selected

Click and hold to reorder

1 CVS Caremark - Legacy ADV
Total Paid: $4.19 Copay: $4.86

Pricing Response

Patient Pay: $4.86 Ingredient Cost: $8.90
Dispensing Fee: $0.15
Accumulated Deductible Amount: $99,999.99
Basis Of Reimbursement Determination: MAC PRICING
ING COST PAID

Screenshot of bottle image after robotic fill.

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Screenshot of prospective customer requesting change to NowRx pharmacy.

Screenshot of logistics and route planning

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Future Development

Patient Analytics: NowRx Medication Adherence IndexSM

NowRx is developing a method to improve the consistency with which patients adhere to their prescription plans (“medication adherence”). Patient frustration with the pharmacy process contributes to delays or postponement of medication regimes, non-adherence and in some cases prescription abandonment. Non-adherence is common. 110 million prescriptions are abandoned each year.12 For chronic disease patients, it is estimated that between 20% and 30% of prescriptions are never filled and up to 50% of medications are not taken as prescribed. Failure to follow prescriptions causes some 125,000 deaths per year and up to 10% of all hospitalizations. Medication non-adherence has been estimated to cause between $100 billion to $289 billion in waste to the U.S. healthcare system.13  One study found that 35% of patients who failed to fill their prescriptions cite the following reasons: 1) too busy to go to pharmacy, or too inconvenient, 2) forgot, or 3) lack of transportation.14  Patients that fail to adhere to their medication regimes, particularly those medications for chronic health conditions such as heart disease, diabetes and COPD, sometimes risk critical health episodes that lead to emergency healthcare services (hospitalizations, emergency rooms, or urgent care facilities). We believe it is possible to identify which patients are more likely to become non-adherent. NowRx intends to utilize data analytics and machine learning to calculate the NowRx Medication Adherence IndexSM, which will trigger additional communication and service protocols, such as additional text messages, phone calls from a pharmacist or coordination with a physician, to help improve medication adherence.

Mastering “The Last Mile of Healthcare”

Pharmacy represents a key entry point into the healthcare system for many customers. In fact, there are few aspects of healthcare that do not at some point intersect with pharmacy. Pharmacy data is some of the most valuable healthcare data available and we receive this data in its raw form, directly from physicians. In this way, we think about NowRx as a technology and Big Data company, and we plan to continue to develop advanced technologies across a wide array of pharmacy applications. All use of aggregate data is strictly subject to all applicable HIPAA and other privacy laws. In addition, pharmacists rank very high as authority figures in the healthcare planning for many customers. We believe there is an opportunity for technology-enabled, delivery-based pharmacies to become “health hubs” of the future, offering a platform to deploy additional healthcare services directly to customers, wherever they consume their healthcare services: at home, online or on their smartphone.

Wholesale Spot Purchasing Automation

Drug prices on the wholesale market have a high degree of variability. Each drug compound is available from multiple manufacturers, sold by a variety of wholesalers, each with their own individual price, which varies daily. Most pharmacies do not have sufficient staff resources to check all of the price variations each day in order to find the lowest price, and as a result frequently overpay for their inventory. NowRx’s software system automatically analyzes prices across several wholesalers, manufacturers and drug formulation, and identify the lowest price each day, thereby optimizing wholesale purchases and increasing gross margins.

Marketing

NowRx focuses marketing on two areas: the physician referral channel and direct-to-consumer. We market to physicians utilizing marketing representatives who visit directly with physicians and their staff to promote the benefits of NowRx not only to their patients but also to the physician’s office itself. Physicians obtain several benefits from the NowRx service, including reduced office resources spent managing patient prescriptions, streamlined insurance plan approvals including pre-authorizations, and more consistent application of drug coupons, all of which reduce the number of inbound calls to physicians, reduce time spent by physicians’ staff speaking with customers, drive higher patient satisfaction and potentially better patient health outcomes. NowRx also markets directly to healthcare facilities such as assisted living facilities that generate high volume prescription orders from multiple patients, and local hospitals, both of which are especially resource efficient marketing channels. As for direct-to-consumer marketing, we have continued to strengthen our presence on social media sites such as Facebook, as well as more traditional consumer marketing methods such as radio and TV. As the company scales up and achieves broad-based consumer recognition in any given region, we will increasingly focus on consumer driven marketing, both digital and traditional, in the pursuit of revenue growth.

12 “Understanding Prescription Abandonment”, CVS, 2008.

13 “Interventions to Improve Adherence to Self-administered Medications for Chronic Diseases in the United States: A Systematic Review”, Annals of Internal Medicine.

14“The Consent and Prescription Compliance (COPRECO) Study”, Academy of Emerging Medication, 2008.

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In the fourth quarter of 2018, the company increased spending on direct-to-consumer digital, radio and cable TV advertising, as reflected by the higher sales and marketing expense in our financial statements. We intend to continue increasing spend moderately throughout 2019 as we attempt to increase market share in the areas surrounding our new micro-fulfilment centers.

Market Opportunity

We believe retail pharmacy is a $260 billion industry on the brink of total transformation – a transformation the leading competitors are ill-equipped to address.  We believe recent trends in the on-demand economy clearly demonstrate that the historic pharmacy model of requiring “in-store pickup” is becoming outdated, as consumers are increasingly demanding more services delivered the same-day or even same-hour. The large players in the industry are currently committed financially to a business model that is fundamentally dependent on customers coming into stores to pick up their prescriptions and then buying additional items such as over-the-counter drugs and sundries. In 2017, there were approximately 63,500 traditional pharmacies that dispensed 5.8 billion 30-day prescriptions.15 The traditional pharmacy model with expansive retail space offering other products beyond prescription medications (such as over-the-counter medications and sundries) creates a strong financial incentive for large pharmacy chains to maintain their in-store pickup model for the upsell opportunity. We believe adopting a free same-day delivery necessarily reduces the upsell opportunity created by in-store foot traffic and thereby undermines the financial viability of the thousands of brick and mortar locations that are the backbone of the industry (i.e., industry disruption16). Furthermore, we believe the reliance on extensive retail infrastructure by the large pharmacy chains and the apparent lack of automation technology, places them at a significant competitive disadvantage in attempting the NowRx free same-day delivery model. In fact, recent attempts at same-day delivery by several industry leaders come with a charge of $8.99 to the customer or $4.99 for next day delivery, a model we believe will be a non-starter for most mainstream pharmacy customers.1718 Notwithstanding the foregoing, we believe that the large chain store pharmacies will ultimately be compelled to provide a free same-day delivery model but are likely to do so through acquisitions or strategic partnerships with existing players such as NowRx that will have already developed systems, processes, automation software and other technology optimized from the ground up for free same-day delivery . Acquisition or strategic partnership can be a much easier path of entry for a legacy player since it can substantially reduce the technology risk. This result could serve NowRx stockholders well since it affords the company another opportunity for a liquidity event beyond a potential eventual initial public offering, particular if there are competing acquisition offers from existing players as well as new technology-based entrants such as Amazon or Uber. We cannot assure you, however, that any such acquisition or IPO will take place.

15 “The 2018 Economic Report on US Pharmacies and Pharmacy Benefit Managers”, Pembroke Consulting, February 2018.

16 “The innovator's dilemma: when new technologies cause great firms to fail”, Christensen, Clayton M, 1997.

17 “CVS expands same-day prescription delivery nationwide”, CNBC, April 4, 2019.

18 “Walgreens launches next-day prescription delivery with FedEx to compete with Amazon”, CNBC, December 6, 2018.

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Competition

The retail pharmacy industry is highly competitive and going through rapid changes as it grapples with increasing consumer demand for better customer service including same-day delivery. NowRx competes with, among others, other startups in the on-demand prescription drug delivery space, retail drugstore chains, independently owned drugstores, wellness offerings and mail order pharmacies. We compete on the basis of convenience and customer service that is made possible through our new model for pharmacy based on efficient, highly automated micro-fulfilment centers powered by robotics, AI-powered chat bots, other software automation, and logistics all optimized for free same-day delivery and one-hour, expedited delivery. We intend to continue establishing a unique brand known for the ultimate in pharmacy convenience and dependability. We believe continued consolidation of the drugstore industry, new entrants like Amazon, and the aggressive discounting of generic drugs by mass merchandisers will further increase competitive pressures in the industry.

Startups

We are aware of several startups in the same-day prescription drug delivery space, including Alto Pharmacy, Capsule, Medly and NimbleRx, with the latter having recently cancelled the majority of their pharmacy licenses in California, indicating a change or pivot in strategy. Alto Pharmacy is located in the San Francisco Bay Area and emphasizes fertility and HIV in its marketing. Capsule and Medly currently serves parts of New York City and a part of New Jersey. Several of these competitors have raised significant venture capital rounds of funding. We believe we are the most technologically advanced pharmacy solution on the market and offer the most customer-centric and reliable on-demand service available.

Large Chain Pharmacies

The strategy of national pharmacy chains is fundamentally based on in-store upsell opportunities (over-the-counter and sundries). Any move by the pharmacy chains into free delivery would necessarily decrease customer foot traffic, undermine their upsell opportunities, and jeopardize the financial results of their expansive retail infrastructure. Free delivery of prescription drugs will inevitably disrupt their existing business model. We believe that ultimately the large chain pharmacies will be compelled by virtue of consumer demand to enter the on-demand, free same-day delivery space and likely will do so by acquiring existing players such as NowRx. As such, NowRx is building its business with the possibility of such a sale in mind, positioning itself to assure that its back-office infrastructure, its technology, and its delivery platform, are robust enough to support a business with thousands of highly efficient and automated locations. While there can be no assurance that a large pharmacy chain will seek to acquire the company, we believe this approach will make the company highly attractive to a large strategic buyer.

Mail Order Pharmacies

Mail-order pharmacy is a $135 billion market. The number of prescriptions being filled by mail-order pharmacies has been in decline the last several years, losing market share to retail chains and independent pharmacies.19 Mail is an inexpensive and fairly convenient service, but by its very nature it is not an immediate or same-day service. It does not address “same-day fill” prescriptions, which is the $260 billion market that NowRx is addressing. Furthermore, acute, refrigerated (antibiotics, insulin, etc.) and controlled medications (schedule II narcotics, psychotropics, etc.), and first-time prescriptions that require pharmacist consultation, are better suited for local, retail or on-demand pharmacy dispensing.

19 “The 2018 Economic Report on US Pharmacies and Pharmacy Benefit Managers”, Pembroke Consulting, February 2018.

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Amazon and Other New Entrants

In 2018, Amazon acquired PillPack, an online pharmacy that ships through the mail drugs packaged in pre-sorted doses, but does not provide same-day delivery. Similar to other mail-order businesses, Pillpack has a small number of pharmacy locations distributed strategically across the United States: Manchester, New Hampshire, Miami, Florida, Brooklyn, New York, Phoenix, Arizona and Austin, Texas – situated to promote consistent mail delivery to most or all parts of the United States. These pharmacy locations can deliver to customers outside of these states using out-of-state pharmacy licenses. Deliveries to out-of-state customers takes several days, in some cases up to 2 weeks.20 In order to provide same-day and even same-hour delivery, pharmacy fulfilment centers must be located near customers, and each facility is required by regulations to maintain its own pharmacy inventory on location, with licensed pharmacists on premises during business hours. We believe that while it is possible Amazon is going to eventually target same-day delivery pharmacy, Pillpack is decidedly a mail delivery pharmacy without the required licenses, infrastructure, systems or processes required to provide same-day delivery. Amazon may build the necessary requirements for same-day delivery but we believe they are currently targeting mail delivery and further, they would have to add substantially to the current Pillpack offering to achieve same-day delivery.

We believe NowRx has ample runway to build our business before and if Amazon enters the same-day pharmacy delivery space. In addition, pharmacy is a very high touch, intense customer service business, with pharmacy customers having very little tolerance for any lapses in service. As a healthcare business, pharmacy also involves personal health information and therefore, a high degree of security and customer trust. Other new, unknown entrants may also enter this space.

Employees

At December 31, 2018, we have 23 full-time employees and 2 part-time employees working out of our headquarters in Mountain View, California, including 4 licensed pharmacists.

Intellectual Property

The company does not currently hold any patents or trademarks. The company has filed a provisional patent covering several areas of our technology discussed above under “ — Technology.”  This provisional patent filing was registered with the US Patent Office on January 17, 2018 with serial no. 62618154. The provisional patent was converted into a utility patent on January 17, 2019 with serial no. 16249899

Research and Development

In 2017 and 2018, we spent $2,518 and $266,140, respectively, for research and development.

Regulation

Our business is subject to federal, state and local laws, regulations, and administrative practices concerning the provision of and payment for health care services, including, without limitation: federal, state and local licensure and registration requirements concerning the operation of pharmacies and the practice of pharmacy; Medicare, Medicaid and other publicly financed health benefit plan regulations prohibiting kickbacks, beneficiary inducement and the submission of false claims; the ACA; regulations of the FDA and the DEA, including regulations governing the purchase, sale, storing and dispensing of controlled substances and other products, as well as regulations promulgated by state and other federal agencies concerning automated outbound contacts such as phone calls, text messages and emails.

NowRx is licensed by the DEA and the state of California. Our existing pharmacies are regulated by the state of California. As we expand our operations within California and in other states, each micro-fulfilment center will constitute a pharmacy, which will require a separate state license, and the company will become subject to additional states’ licensure and registration requirements.

Our business is also subject to patient privacy and other obligations, including responsibility imposed by HIPAA. As a covered entity, we are required to implement privacy standards, train our employees on the permitted uses and disclosures of protected health information, provide a notice of privacy practice to our customers and permit customers to access and amend their records and receive an accounting of disclosures of protected health information. We are also subject to federal and state privacy and data security laws with respect to our receipt, use and disclosure by us of personally identifiable information, which laws require us to provide appropriate privacy and security safeguards for such information.

In addition, in connection with the operation of our distribution center, we are subject to laws and regulations relating to the protection of the environment and health and safety matters, including those governing the management and disposal of hazardous substances and the cleanup of contaminated sites.

The Medicare Part D program has undergone significant legislative and regulatory changes since its inception and continues to attract a high degree of legislative and regulatory scrutiny. The applicable government rules and regulations are expected to continue to evolve in the future.

20 See Pillpack’s FAQ on the PillPack website: https://help.pillpack.com/hc/en-us/articles/360002110727-What-to-expect-from-your-first-shipment.

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THE COMPANY’S PROPERTY

NowRx currently leases the space for its micro-fulfilment centers. As of June 30, 2019, the company owns two Parata Max robotic dispensing system. The company also leases an additional facility in Mountain View, California that serves as its headquarters. As of June 30, 2019 the company has entered into leases for a total of 5 micro-fulfillment centers, 2 of which are in the Bay Area, licensed and operational, 2 of which are in the Bay Area, licensed but not yet operational, and 1 of which is in Orange County, California, not yet licensed. The company leases two additional offices, one in Bay Area and one in Orange County, California, for sales, marketing and administration staff.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2018.

Overview

The company is an on-demand pharmacy, leveraging the latest in software technology, artificial intelligence, robotics and logistics to provide free same-day delivery of prescription medications, thereby avoiding the need to ever visit the pharmacy. NowRx was founded in February 2015 and commenced operations and revenue generation in January 2016. In 2015 the company was focused on obtaining its pharmacy licenses, developing the technology for the pharmacy platform and the mobile app, and establishing its first pharmacy location.

The company’s net sales consist of payments for prescription and some over-the-counter (“OTC”) items. For a prescription medication covered by a third party payor, such as an insurance company, a PBM company or a manufacturer coupon plan, the company receives a portion of its revenues from the patient, in the form of a co-payment paid or charged at the time the prescription is filled, and the remainder as a reimbursement from the third-party payor, at contracted prices. For prescription medications not covered by a third-party payor, the payment is collected entirely from the patient. The company records the amounts subject to reimbursement in accounts receivable until payment is received, typically 20-45 days after the prescription is filled. Cost of goods sold consists primarily of prescription and OTC medications that are acquired from wholesale suppliers.

Our net sales, gross profit margin and gross profit are impacted by, among other things, the percentage of prescriptions that we fill that are generic versus brand name, the rate at which new generic and brand name drugs are introduced to the market, the mix of business between prescription medications and OTC items, and variations in wholesale pricing. Because any number of factors outside of our control can affect timing for a generic conversion, we face substantial uncertainty in predicting when such conversions will occur and what effect they will have on particular future periods. Further consolidation among generic manufacturers coupled with changes in the number of major brand name drugs anticipated to undergo a conversion from branded to generic status may also result in gross margin pressures within the industry. We continuously face reimbursement pressure from PBM companies and other commercial third-party payors. In addition, plan changes with rate adjustments often occur in January and our reimbursement arrangements may provide for rate adjustments at prescribed intervals during their term. We experienced lower reimbursement rates as a percentage of revenue in fiscal 2018 as compared to the same period in the prior year. Wholesale pricing plans provide volume discounts that present an opportunity to increase gross margins as we grow our business. Increasing the percentage of revenue contributed by OTC items can also expand margins, as OTC items typically have higher margins than prescription medications. Longer-term, we expect downward pressure on reimbursements to be offset by improvements in wholesale volume discounting and increased OTC sales. However there is significant uncertainty in predicting the result of these offsetting factors on margins.

Results of operations

Year ended December 31, 2018 Compared to Year ended December 31, 2017

The company’s net sales for the year ended December 31, 2018 were $4,743,075, an increase of $2,245,408, or 89.9%, from net sales of $2,497,667 in 2017. This increase is attributable to a significant increase in number of customers. Cost of goods sold was $4,108,233 in 2018, resulting in gross profit of $634,842, and a gross margin of 13.4%. This compares to cost of goods sold totaling $2,162,965, gross profit of $334,702, and a gross margin of 13.4% in 2017. The company sold 41,834 prescription orders in 2018, as compared to 20,772 prescription orders in 2017. Average revenue per prescription and average gross profit per prescription in 2018 were $113.38 and $15.17, respectively. In 2017, average revenue per prescription was $120.34 and average gross profit per prescription was $16.11. The company’s mix of business, brand name drug vs. generic drug, was slightly more weighted towards generic drugs in 2018 as compared to 2017, which generally have lower revenue per prescription, similar margin percentage, and lower average gross profit per prescription as compared to brand name products. While the company does not anticipate dramatic change in the mix of business in the near term, new contracts from wholesaler arrangements, drug manufacturers, health facilities or other partners could have significant impact in its mix of business and/or margins.

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The company’s operating expenses consist of general and administrative, sales and marketing, depreciation, and research and development expenses. Operating expenses in 2018 were $3,514,435, compared to $1,351,086 in 2017, an increase of $2,163,349, or 160.1%, resulting from the company’s expanding operations to meet increased customer demand.

General and administrative expenses represented the largest component of this increase, from $1,218,349 in 2017 to $2,677,727 in 2018, as:

•	the company’s payroll increased from $789,140, to $1,826,659 as it increased executive compensation in line with early stage startups and added 10 employees,
•	legal and professional services increased from $42,061 to $96,938,
•	lease arrangements increased from $56,194 to $109,027,
•	travel expenses decreased from $54,071 to $44,763, and
•	delivery costs increased from $276,883 to $600,340.

We anticipate that our general and administrative expenses will continue to increase as we continue to grow and expand geographically. To execute on our plan to establish multiple locations in strategic patient-dense areas, we will need to lease additional space. For instance, in 2018, we extended our lease for our first micro-fulfillment site in Mountain View for an additional 3-year period and entered into a 5-year lease in San Jose, California and a 3-year lease for additional space in Mountain View to establish micro-fulfillment centers. In the fourth quarter of 2018, we entered into additional leases for space in Santa Ana and Burlingame, California. In early 2019, we entered into an additional 5-year lease in Mountain View for a specialty pharmacy operation, and a 5-year lease in Irvine, California to replace the location in Santa Ana that proved unsuitable for our operations and where the lease was cancelled after several months with loss of the $50,000 security deposit.

Sales and marketing expenses grew 356.1% from $118,307 in 2017 to $539,623 in 2018 as the company increased marketing efforts to raise awareness among physicians, health facilities and consumers, including the recruiting and hiring of 2 new sales representatives in 2018, and marketing to prospective investors for the 2018 Regulation A Offering. The company used a portion of the net proceeds of the 2018 Regulation A Offering on marketing, including advertising and hiring sales representatives, to drive further sales. The company continues to invest in sales and marketing, including direct-to-consumer marketing, which will result in a significant increase in these costs in future periods.

Research and development expenses increased from $2,518 in 2017 to $266,140 in 2018. The company used a significant portion of the net proceeds of the 2018 Regulation A Offering on developing a proprietary pharmacy management system, which will require ongoing research and development costs to maintain and further develop.

Other expenses consist of interest expense, which amounted to $121,308 in 2018, compared to $76,497 in 2017, as the company accrued or paid interest on outstanding convertible securities and inventory financing. See “—Liquidity and Capital Resources – Indebtedness.”

As a result of the foregoing factors, the company’s net loss was $3,000,901 in 2018, a 174.6% increase from a net loss of $1,092,881 in 2017.

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Liquidity and Capital Resources

As of December 31, 2018, the company’s cash and equivalents was $4,253,065. To date, the company has not made any profits and is still a “development stage company.” The company has recorded losses from the time of its inception in the total amount of $4,963,557.

In accordance with ASU No. 2014-15 Presentation of Financial Statements – Going Concern (subtopic 205-40), our management evaluates whether there are conditions or events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the audited financial statements are issued. We have incurred substantial losses since our inception and we expect to continue to incur operating losses in the near-term. We expect that we will need to raise additional capital to meet anticipated cash requirements for the 24-month period following the filing date of this Offering Circular. In addition, we regularly consider fundraising opportunities and will determine the timing, nature and amount of financings based upon various factors, including market conditions and our operating plans. As we have done historically, we may again in the future elect to finance operations by selling equity or debt securities or borrowing money. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common and preferred stock. If additional funding is required, we cannot assure you that additional funds will be available to us on acceptable terms on a timely basis, if at all, or that we will generate sufficient cash from operations to adequately fund our operating needs. If we are unable to raise additional capital or generate sufficient cash from operations to adequately fund our operations, we will need to curtail planned activities to reduce or defer costs, including executive salaries. Doing so will likely have an unfavorable effect on our ability to execute on our business plan, and have an adverse effect on our business, results of operations and future prospects.

2018 Regulation A Offering; Issuance of Series A Preferred Stock

On March 30, 2018, the company commenced the 2018 Regulation A Offering. In the 2018 Regulation A Offering, the company offered to sell up to 3,500,000 shares of its Series A Preferred Stock, convertible into shares of Common Stock, at a price of $2.00 per share. The company completed the 2018 Regulation A Offering in September 2018. As of December 31, 2018, the company issued 3,499,878 shares of Series A Preferred Stock in the 2018 Regulation A Offering, which provided net cash proceeds after total offering expenses and commissions of $6,352,845.  In conjunction with this offering, the company issued 163,451 shares of Series A Preferred Stock valued at $326,900, to SI Securities, LLC, its sole and exclusive placement agent in connection with the 2018 Regulation A Offering, in addition to offering expenses and commissions. The company used a portion of the net proceeds to hire additional sales personnel, purchase additional equipment and furnishings for its new fulfillment centers, pay security deposits in connection with the 3 new leases executed in 2018 and develop the next phase of its proprietary software.

The company held its first closing in connection with the 2018 Regulation A Offering on April 24, 2018, in which it received gross proceeds in excess of $1 million. The initial closing of the 2018 Regulation A Offering constituted a qualified financing for purposes of the SAFE securities, the KISS agreements and the Crowd Notes, all of which were converted into shares of the company’s Series A Preferred Stock at that date. Holders of these convertible securities signed a Series A Conversion Agreement, which granted certain rights to those holders, including a ROFR. See “Description of Capital Stock – Series A Preferred Stock.”

Issuances of SAFE and KISS securities and Crowd Notes

Between July 2015 and November 2016, the company entered into simple agreements for future equity (“SAFE securities”) with investors, including Cary Breese and Sumeet Sheokand, in reliance on Section 4(a)(2) of the Securities Act, for total proceeds of $1,027,500. During 2017 and 2018, the company issued additional SAFE securities in the principal amount of $207,460 and $595,000, respectively. The SAFE securities did not bear interest and had no maturity date. The proceeds of this offering were used for general business purposes.

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In 2016, the company entered into KISS agreements (Keep it Simple Security) with investors for total proceeds of $50,000. In 2017 and 2018, the company issued additional KISS securities for total proceeds of $939,819 and $485,000, respectively. The instruments were to mature 24 months after issuance and bore 5% interest per annum. Each of these offerings were made in reliance on Regulation D under the Securities Act. The proceeds were used for general business purposes.

On March 11, 2017, the company issued $209,230 in Crowd Notes pursuant to Regulation Crowdfunding and Regulation D under the Securities Act (the “crowdfunding offering”). The Crowd Notes had no maturity date and bore 5% interest per annum. In connection with the crowdfunding offering, which was conducted on a portal affiliated with SI Securities, LLC, the company issued to SI Securities, LLC an additional $39,412 in Crowd Notes. This $39,412 in Crowd Notes represented a combination of the fees due to SI Securities, LLC as compensation for the crowdfunding offering and a previous offering conducted under Regulation D, for which SI Securities, LLC was issued warrants that were voided prior to the crowdfunding offering, with the understanding that the fees would be combined and paid in total as Crowd Notes. The proceeds were used for general business purposes.

On April 24, 2018, the company held its first closing in connection with the 2018 Regulation A Offering in which it received gross proceeds in excess of $1 million. The initial closing of the 2018 Regulation A Offering constituted a qualified financing for purposes of the SAFE securities, the KISS agreements and the Crowd Notes, all of which were converted into a total of 5,178,301 shares of the company’s Series A Preferred Stock at that date. Holders of these convertible securities signed a Series A Conversion Agreement, which granted certain rights to those holders, including a ROFR. See “Description of Capital Stock – Series A Preferred Stock.”

In August and September 2019, the company sold SAFE securities in a private placement conducted under Regulation D to accredited investors for total proceeds of $625,000. The SAFE securities do not bear interest and have no maturity date. As described below under “Description of Capital Stock,” the SAFE securities contain a conversion provision that will be triggered by this offering.

Indebtedness

On December 21, 2016, the company entered into an inventory financing arrangement of $62,100 with Kabbage, an inventory financier. The loan was secured by all assets of the company, bore an interest rate of 24.04% per annum, and was payable over six months for a total repayment of $66,447. The loan was paid in full in June 2017. In August and December 2017, the company entered into additional inventory financing arrangements with Kabbage for a total of $88,300, which bore interest at a rate of approximately 24% per annum. The inventory financing loan was paid in full in 2018.

In April 2018, the company extended the operating lease agreement for its original micro-fulfilment center in Mountain View, California for an additional 3 years. In connection with entering into the extension and as security deposit for the landlord, the company secured an irrevocable letter of credit with Silicon Valley Bank for $60,000 to the benefit of the landlord. To establish this facility, the Company placed $60,000 in a deposit account with Silicon Valley Bank. At December 31, 2018, the facility has not been drawn down and the company remains current with its lease payments.

The company currently has no material commitments for capital expenditures. The company maintains inventory used in the normal course of business, and had $446,325 of inventory on hand as of December 31, 2018.

Trend Information

Margin trends

The company has several initiatives underway to increase gross margins and improve operating margins, as follows:

•	Pharmacy Management System – The company historically utilized an “off-the-shelf” industry software system to manage pharmacy operations. Management and our technology team have analyzed several areas of inefficiencies in industry pharmacy management systems that cause higher than necessary labor costs for filling prescriptions. With the net proceeds from this offering, the company intends to continue developing what it believes is a next-generation, proprietary pharmacy management system, which it expects over time will significantly reduce labor costs per prescription order while providing substantial improvements in customer service.

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•

AI-Assisted Customer Chat Bot – The company is developing a proprietary system to provide its customer service agents a rapid, precise and effective response to customers via text or app notification. The system is based on artificial intelligent algorithms and natural language processing that accurately interprets pharmacy customer questions and automatically pulls critical information from the patient’s file. The information is presented to the customer service agent in in a variety of natural-language consistent responses that can be sent to the customer with a simple click.

•	Optimized Robotic Dispensing – The company has more than a year of experience with a robotic dispensing system, the usage of which is currently below capacity. As order volume grows and the company further enhances its own proprietary pharmacy management system, we believe there is an opportunity to increase the efficiency and utility of the robot to reduce labor costs per order.
•	Pharmacy Refill Process Optimization – The company is developing proprietary algorithms to opportunistically process refills in advance of customary refill date, based on geographic location, in order to optimize delivery routing and reduce delivery costs per order. See “The Company’s Business – Technology — Delivery Logistics Layer and Opportunistic Refill Processing.”
•	Reduced Delivery Expense per Order – As the company increases revenue and customer volume per geography, the customer density increases and the run time per delivery is reduced, increasing the number of orders delivered per driver-hour and reducing the delivery cost per order. In addition, the company is developing algorithms to triage new customer requests and upcoming, scheduled refills based on their location to further optimize delivery route efficiency
•	Wholesale Volume Discounts – Wholesale pharmaceutical suppliers offer discounts for increasing volume of purchases and longer-term contracts. As we grow our business, management anticipates being able to purchase products at a reduced cost.
•	Increased OTC sales – Many OTC products on average have a larger gross margin than the average prescription medication. Management intends to increase OTC as a percentage of sales over time, increasing average revenue per order (“basket size”) as well as increasing the overall gross margin for the company.
•	Medication Synchronization – Many customers have multiple prescription medications that refill monthly, but often at times such that the refill dates fall on different days of the month causing multiple trips to the same customer’s house per month. By synchronizing medications, with the customer’s approval, to refill on the same day of the month, delivery efficiency can be enhanced, reducing delivery costs per order.

Order trends

The company seeks to continually grow the number of orders and its revenues by focusing on two initiatives:

•	Increase sales and marketing through a combination of direct consumer advertising and sales representatives, which has generated steady growth from inception in the number of prescriptions, the number of referring physicians, and in revenues. A portion of the net proceeds of the 2019 Regulation A Offering will continue to be allocated to dramatically expand sales and marketing efforts.
•	The company intends to add new micro-fulfilment centers throughout the geographic regions in which it intends to serve. Micro-fulfilment centers are established in a particular geographic area for one of two reasons: 1) to establish the NowRx service to a new customer base that was previously not being served, or 2) to create more efficient delivery routes by separating an existing service area into multiple, smaller delivery areas. The company typically establishes a single location to serve a large, new geographic area, and then over time (1-5 years) adds additional micro-fulfilment centers strategically located within that same geographic area to optimize delivery routing. The company anticipates that raising the maximum amount sought in this offering will permit it to establish as many as 9 new locations, which we plan to accomplish by year-end 2020. We anticipate that as the company expands into new geographies it will experience growth rates and other business performance metrics equal to or better than those achieved at the company’s initial service area. Even if we are able to meet our projected timeline for establishing new geographies, these operations may not generate the anticipated growth in customers, orders and revenues at the pace that we project.

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Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are listed below. The executive officers are full-time employees.

Name	Position	Age	Date Appointed to Current Position
Executive Officers
Cary Breese	Chief Executive Officer, Chief Financial Officer	52	June 24, 2015
Sumeet Sheokand	Chief Technology Officer	44	June 24, 2015
Directors
Cary Breese	Director	52	June 24, 2015
Sumeet Sheokand	Director	44	June 24, 2015
Barry Karlin	Director	64	January 2, 2018
Significant Employee
Melissa Bostock	Head of Pharmacy	37	October 15, 2015

Cary Breese, CEO and Co-founder

Cary Breese has served as the company’s CEO and CFO since the formation of the company in 2015. Prior to founding NowRx, Cary was CEO of GenieDB, a venture-funded tech startup that provided distributed MySQL database-as-a-service to enterprises, from 2012 until 2014. At GenieDB, Cary maintained overall responsibility for all operations, financing, marketing and sales. From 2011 to 2015, Cary was also a founding member and CFO of Frost Data Capital, a Big Data new company incubator and venture fund focused on new innovations in data management, data analytics and internet of things. Cary also was CEO of a successful financial tech company, Trafalgar Insurance Services, which he acquired in March 2003 and then led through financial turnaround and ultimate sale to a large regional financial services firm. Cary holds a Bachelor of Science degree in Electrical Engineering from Drexel University, and holds an ACAS designation from the Casualty Actuarial Society, a professional society whose members have demonstrated expertise in finance, economics, insurance and risk management.

Sumeet Sheokand, CTO and Co-founder

Sumeet Sheokand has served as the company’s CTO, a position in which Sumeet since the formation of the company in 2015. During 2014, Sumeet was involved with a startup incubator as an Entrepreneur-in-Residence. He also consulted with a top-3 US telecom provider to build their social media customer listener platform. Sumeet was CTO of GenieDB from 2012 until 2014, where he was responsible for all technology and software. Prior to joining GenieDB, Sumeet worked in technology management in a number of enterprises. Sumeet holds an undergraduate degree in Electrical and Computer Engineering from National Institute of Technology Kurukshetra, India, and a Masters of Business and Administration from UCLA Anderson School of Management.

Melissa Bostock, Head of Pharmacy

Melissa Bostock has served as NowRx’s Pharmacist-in-Charge since the company began operations in November 2015.  Prior to joining NowRx, Melissa was Pharmacy Executive Team Manager at Target, from July 2012 to November 2015. Melissa holds a BS degree in Microbiology and a Master of Public Health degree in Community Health, from UCLA, and holds a Doctor of Pharmacy from University of California, San Francisco.

Barry Karlin, Director

Barry Karlin joined the Board in January 2018. Since May 2014, he has been a private investor in real estate, high technology, and healthcare companies, and regularly consults to private equity firms as well as to public and privately held wealth management companies, primarily in the healthcare services sector. Barry was the founder, Chairman and CEO of Prospira PainCare, a physician-based rollup of pain management practices, from August 2012 to May 2014. He was also the founder, Chairman and CEO of CRC Health Group from 1995 to 2010, a specialized behavioral healthcare treatment provider in the United States, Canada and the United Kingdom. In 2000, Barry founded eGetgoing, which offered treatment through live, audio/video based online technology. He served as Chairman and CEO before eGetgoing was acquired by CRC in 2002. He previously cofounded and served as Chairman and CEO of Navigation Technologies, formerly served as a general partner at a venture firm specializing in the wireless communications industry and served as a strategy management consultant; first with Strategic Decisions Group (1981 – 1984) and subsequently with Decision & Risk Analysis, Inc. (1991 – 1995). Barry has received numerous awards including Ernst & Young 2008 Northern California Regional Entrepreneur of the Year in Life Sciences, Silicon Valley Business Journal 2002 award for Fastest Growing Private Company, Certificate of Special Congressional Recognition in 2005 and the California Association of Drug Abuse Counselors award for exceptional contribution to the addiction community. He received his Ph.D. and M.S. from Stanford University in the Department of Engineering-Economic-Systems (specialty in Decision Sciences) and a B.S. in Electrical Engineering from the University of Witwatersrand in South Africa.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2018, we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation	Other compensation	Total compensation
Cary Breese	CEO	$215,537	$0	$215,537
Sumeet Sheokand	CTO	$208,474	$0	$208,474
Barry Karlin	Director	$48,514	$0	$48,514

Other than cash compensation, health benefits and stock options, no other compensation was provided to the executive officers, including in their capacity as directors of the company.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of December 31, 2018, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities, or having the right to acquire those securities. The table assumes that all options and warrants have vested. The company’s voting securities include all shares of Common Stock and all shares of Preferred Stock.

Name and address of beneficial owner	Title of class	Amount and nature of beneficial ownership		Amount and nature of beneficial ownership acquirable	Percent of class
Cary Breese 6 Trapani Laguna Niguel, CA 92677	Common Stock	3,617,600		0	42.42%
Sumeet Sheokand 995 W. Homestead Road Sunnyvale, CA 94087	Common Stock	3,182,400		0	37.32%
Barry Karlin 120 Atherton Ave Atherton, CA 94027	Common Stock	1,700,000	(1)	0	19.94%
All current officers and directors as a group (3 people)	Common Stock	8,500,000		0	99.68%
All current officers and directors as a group (3 people)	Series A Preferred Stock	445,229		0	5.04%

(1) All shares are owned by The Karlin Family Trust, of which Mr. Karlin is the trustee. As trustee, he exercises voting control over all shares.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company’s co-founders and an employee extended financing of $65,000 and $25,000, respectively, in 2015 to the company through SAFE securities. In 2016, that employee provided an additional $10,000 of SAFE financing. The balances on all these securities were converted during 2018 to shares of Series A Preferred Stock, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Issuances of SAFE and KISS securities and Crowd Notes.”

The company reimburses the CEO for an apartment on a month-to-month basis. Rent is $1,700 per month and is available for reimbursement monthly.

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DESCRIPTION OF CAPITAL STOCK

General

The company is offering shares of Series B Preferred Stock in this offering. The Series B Preferred Stock may be converted into shares of the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an initial public offering. The company is therefore qualifying up to 5,800,969 shares of Series B Preferred Stock, convertible into an additional 5,800,969 shares of Common Stock, under the Offering Statement of which this Offering Circular is a part.

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of NowRx’s second amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of NowRx’s capital stock, you should refer to the second amended and restated certificate of incorporation and bylaws of the company and to the applicable provisions of Delaware law.

The authorized capital stock of the company consists of Common Stock, par value $0.00001 per share and Preferred Stock. Immediately prior to the initial closing of this offering, the company will amend its amended certificate of incorporation to authorize additional shares of both Common and Preferred Stock. The form of second amended and restated certificate of incorporation setting forth the terms of the Series B Preferred Stock is filed as Exhibit 2.2 to the Offering Statement of which this Offering Circular is a part. Upon the filing of the amendment, the total number of authorized shares of Common Stock of NowRx will be 30,000,000 and the total number of authorized shares of Preferred Stock will be 18,000,000, of which 8,853,173 will be designated as Series A Preferred Stock and 6,500,000 will be designated as Series B Preferred Stock. The total number of shares of Common Stock subject to awards under the 2015 Stock Incentive Plan is 1,500,000.

As of December 31, 2018, the outstanding shares and options of the company consisted of 8,527,500 shares of Common Stock, 903,055 shares of Common Stock that are issuable upon exercise of employee stock options and 8,853,173 shares of Series A Preferred Stock. Immediately prior to the initial closing of this offering, the SAFE securities will convert into 252,298 shares of Series B Preferred Stock.

Common Stock

Voting Rights

Each holder of the company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of the Series A Preferred Stock and Series B Preferred Stock, as detailed in the company’s second amended and restated certificate of incorporation. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of all shares of the outstanding Preferred Stock.

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Rights and Preferences

Holders of the company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

Series B Preferred Stock

Voting Rights

Each holder of Series B Preferred Stock will be entitled to one vote for each share of Common Stock into which such share of Series B Preferred Stock could be converted. Fractional votes will not be permitted and if the conversion results in a fractional share, it will be disregarded. Holders of Series B Preferred Stock will be entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of Common Stock, on an as converted to Common Stock basis. The holders of Preferred Stock are entitled to certain protective provisions that require the company to obtain the written consent or affirmative vote of a majority of the outstanding shares of Preferred Stock prior to effecting certain corporate actions. See “—Preferred Stock Protective Provisions.”

Dividend Rights

Holders of Series B Preferred Stock will be entitled to receive dividends as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of the Common Stock and Series A Preferred Stock. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Shares of Series B Preferred Stock will be convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the company’s Common Stock at the then-applicable conversion rate. Initially, the conversion rate for each share of Series B Preferred Stock will be one share of Common Stock per share of Series B Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits or the issuance of a dividend or other distribution payable in additional shares of Common Stock.

Additionally, each share of Series B Preferred Stock will automatically convert into common stock immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act or upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis. The shares will convert in the same manner as a voluntary conversion.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or certain other events (each a “Deemed Liquidation Event”) such as the sale or merger of the company, as further set forth in the second amended and restated certificate of incorporation, all holders of Series B Preferred Stock will be entitled to a liquidation preference that is senior to holders of the Common Stock and pari passu with the holders of Series A Preferred Stock. Holders of Series B Preferred Stock will receive a liquidation preference equal to the greater of (a) an amount for each share equal to the Original Issue Price for such share, adjusted for any stock dividends, combinations, splits, recapitalizations and the like (the “liquidation preference”) plus any declared but unpaid dividends with respect to such shares or (b)  such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. Initially, the liquidation preferences for each share of Series B Preferred Stock will be $3.4477 (the “Original Issue Price”).

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the assets (or the consideration received in a transaction) that are distributable to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

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After the payment of the full liquidation preference of the Series B Preferred Stock and the Series A Preferred Stock, the remaining assets of the company legally available for distribution (or the consideration received in a transaction), if any, will be distributed ratably to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

Drag Along Rights

The subscription agreement that investors will execute in connection with the offering contains a “drag-along provision” related to the sale of the company. Investors who purchase Series B Preferred Stock (or who hold Common Stock issued upon the conversion of Series B Preferred Stock) agree that, if the board of directors and majority holders of other classes of stock vote in favor of a sale of the company, then such holders of Series B Preferred Stock (or Common Stock, as the case may be) will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company and deliver any documentation or take other actions reasonably requested by the company or the other holders in connection with the sale. The drag-along provision further states that if the consideration to be paid in such a sale of the company includes any securities, the receipt of which by the holder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to the holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the company may instead cause to be paid to the holder an amount in cash equal to the fair value (as determined in good faith by the company) of the securities that the holder would otherwise receive as of the date of the issuance of such securities in exchange for the securities. Transferees of investors in this offering must agree to the terms of the drag-along provision as a condition to any transfer.

Information Rights

The company also agrees in the subscription agreement to grant certain information rights to investors in this offering who invest $50,000 or more, subject to certain exceptions. For example, the company agrees to provide to such investors quarterly unaudited financial statements for each fiscal quarter of the company (except the last quarter of the company’s fiscal year), in addition to the financial information it is required to make publicly available under applicable securities laws and regulations.

Additional Rights and Participation Rights

MFN Rights. The subscription agreement that investors will execute in connection with the offering grants investors and their transferees “most favored nation” participation rights in connection with the company’s next preferred equity offering. If in its next preferred equity financing after the date that an investor executes the subscription agreement (the “Next Financing”) the company issues securities that (a) have rights, preferences or privileges that are more favorable than the terms of the Series B Preferred Stock, such as price-based anti-dilution protection, or (b) provide all such future investors in the Next Financing contractual terms such as registration rights, the company agrees to provide substantially equivalent rights to the investor with respect to the Series B Preferred Stock (with appropriate adjustment for economic terms or other contractual rights), through the investor’s proxy, if applicable, subject to the investor’s execution of any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing securities in the Next Financing (the “Next Financing Documents”), provided that certain rights may be reserved for investors with a minimum amount of investment in the Next Financing. Upon the execution and delivery of the Next Financing Documents, the subscription agreement (excluding any then-existing and outstanding obligations) will be automatically amended and restated by and into the Next Financing Documents and will be terminated and of no further force or effect. As a result, the rights of investors who participate in any Next Financing will instead be governed by the Next Financing Documents.

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Right of First Refusal. In the subscription agreement, the company also grants investors who invest $250,000 or more in this offering participation rights. Investors will have the right of first refusal to purchase the investor’s Pro Rata Share of any New Securities (each as defined below) that the company may issue in the Next Financing. The investor will have no right to purchase any New Securities if the investor cannot demonstrate to the company’s reasonable satisfaction that the investor is at the time of the proposed issuance of New Securities eligible to purchase such New Securities under applicable securities laws. An investor’s “Pro Rata Share” means the ratio of (i) the number of shares of the company’s Common Stock issued or issuable upon conversion of the Series B Preferred Stock owned by the investor, to (ii) that number of shares of the company’s capital stock equal to the sum of (A) all shares of the company’s capital stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all options, warrants and other convertible securities and promissory notes, and (B) all shares of the company’s capital stock reserved and available for future grant under any equity incentive or similar plan.

“New Securities” means any shares of the company’s preferred stock (“Preferred Stock”) to be issued in the Next Financing. “New Securities” does not include: (i) shares of Common Stock issued or issuable upon conversion of any outstanding shares of Preferred Stock; (ii) Common Stock or preferred stock issued in any offering concurrent with the offering in which the investor is investing; (iii) shares of Common Stock or preferred stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the company outstanding as of the date the Offering Statement is qualified by the Commission and any securities issuable upon the conversion thereof; (iv) shares of Common Stock or preferred stock issued in connection with any stock split or stock dividend or recapitalization; (v) shares of Common Stock (or options, warrants or rights therefor) granted or issued after the date the Offering Statement is qualified by the Commission to employees, officers, directors, contractors, consultants or advisers to, the company or any subsidiary of the company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the board of directors; (vi) shares of the company’s Series B Preferred Stock issued in this offering; (vii) any other shares of Common Stock or preferred stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the board of directors; (viii) shares of Common Stock issued or issuable by the company to the public pursuant to a registration statement filed under the Securities Act; and (ix) any other shares of the company’s capital stock, the issuance of which is specifically excluded by approval of the board of directors.

Series A Preferred Stock

Voting Rights

Each holder of Series A Preferred Stock is entitled to one vote for each share of Common Stock into which such share of Preferred Stock could be converted. Fractional votes will not be permitted and if the conversion results in a fractional share, it will be disregarded. Holders of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of Common Stock, on an as converted to Common Stock basis.

Dividend Rights

Holders of Series A Preferred Stock are entitled to receive dividends as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of Series B Preferred Stock and Common Stock. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Shares of Series A Preferred Stock are convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the company’s Common Stock at the then-applicable conversion rate. Initially, the conversion rate for the Series A Preferred Stock is one share of Common Stock per share of Series A Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits or the issuance of a dividend or other distribution payable in additional shares of Common Stock.

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Additionally, each share of Series A Preferred Stock will automatically convert into common stock immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act or upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis. The shares will convert in the same manner as a voluntary conversion.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or certain other events (each a “Deemed Liquidation Event”) such as the sale or merger of the company, as further set forth in the second amended and restated certificate of incorporation, all holders of Series A Preferred Stock will be entitled to a liquidation preference that is senior to holders of the Common Stock and pari passu with the holders of Series B Preferred Stock. Holders of Series A Preferred Stock will receive a liquidation preference equal to the greater of (a) an amount for each share equal to the Original Issue Price for such share, adjusted for any stock dividends, combinations, splits, recapitalizations and the like (the “liquidation preference”) plus any declared but unpaid dividends with respect to such shares or (b)  such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. Initially, the liquidation preferences for the shares of Series A Preferred Stock was $2.00 per share (the “Series A Original Issue Price”).

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the assets (or the consideration received in a transaction) that are distributable to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

After the payment of the full liquidation preference of the Series A Preferred Stock and the Series B Preferred Stock, the remaining assets of the company legally available for distribution (or the consideration received in a transaction), if any, will be distributed ratably to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

Drag Along Right

The subscription agreement that investors executed in connection with the 2018 Regulation A Offering and the Series A Conversion Agreement each contained a “drag-along provision” related to the sale of the company. Investors who purchased Series A Preferred Stock (or who hold Common Stock issued upon conversion of Series A Preferred Stock) agreed that, if the board of directors and majority holders of other classes of stock vote in favor of a sale of the company, then such holders of Series A Preferred Stock (or Common Stock, as the case may be) will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company and deliver any documentation or take other actions reasonably requested by the company or the other holders in connection with the sale. The drag-along provision further stated that if the consideration to be paid in such a sale of the company includes any securities, the receipt of which by the holder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to the holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the company may instead cause to be paid to the holder an amount in cash equal to the fair value (as determined in good faith by the company) of the securities that the holder would otherwise receive as of the date of the issuance of such securities in exchange for the securities. Transferees of investors in the 2018 Regulation A Offering must agree to the terms of the drag-along provision as a condition to transfer.

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Information Rights

The company also agreed in the subscription agreement for the 2018 Regulation A Offering and the Series A Conversion Agreement to grant certain information rights to investors in that offering, subject to certain exceptions. For example, the company agreed to provide to investors quarterly unaudited financial statements for each fiscal quarter of the company (except the last quarter of the company’s fiscal year), in addition to the financial information it is required to make publicly available under applicable securities laws and regulations.

Additional Rights and Participation Rights

MFN Rights. The company granted “most favored nation” participation rights in connection with the company’s next preferred equity offering to all investors in the 2018 Regulation Offering granted investors and their transferees and to accredited investors who executed the Series A Conversion Agreement. If in its next preferred equity financing after the date that an investor executed the subscription agreement (the “Next Financing”) the company issues securities that (a) have rights, preferences or privileges that are more favorable than the terms of the Series A Preferred Stock, such as price-based anti-dilution protection, or (b) provide all such future investors in the Next Financing contractual terms such as registration rights, the company agrees to provide substantially equivalent rights to the investor with respect to the Series A Preferred Stock (with appropriate adjustment for economic terms or other contractual rights), through the investor’s proxy, if applicable, subject to the investor’s execution of any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing securities in the Next Financing (the “Next Financing Documents”), provided that certain rights may be reserved for investors with a minimum amount of investment in the Next Financing. We refer to these rights as most-favored nation or “MFN Rights.” Upon the execution and delivery of the Next Financing Documents, the subscription agreement (excluding any then-existing and outstanding obligations) will be automatically amended and restated by and into the Next Financing Documents and will be terminated and of no further force or effect. As a result, the rights of investors in the 2018 Regulation A Offering who participate in any Next Financing will instead be governed by the Next Financing Documents. This offering does not trigger the MFN Rights.

Right of First Refusal. The company also granted investors in the 2018 Regulation A Offering and holders of convertible securities who executed the Series A Conversion Agreement participation rights. ROFR Investors have a ROFR to purchase the investor’s Pro Rata Share of any New Securities (each as defined below) that the company may issue in the Next Financing. This offering triggers the ROFR and the company will send notices to ROFR Investors on the date that this offering commences. An investor’s “Pro Rata Share” means the ratio of (i) the number of shares of the company’s Common Stock issued or issuable upon conversion of the Series A Preferred Stock owned by the investor, to (ii) that number of shares of the company’s capital stock equal to the sum of (A) all shares of the company’s capital stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all options, warrants and other convertible securities and promissory notes, and (B) all shares of the company’s capital stock reserved and available for future grant under any equity incentive or similar plan.

“New Securities” is defined (a) in the subscription agreement for the 2018 Regulation A Offering as any shares of the company’s preferred stock (“Preferred Stock”) and, (b) in the Series A Conversion Agreement as Common Stock or Preferred Stock to be issued in the Next Financing. “New Securities” does not include: (i) shares of Common Stock issued or issuable upon conversion of any outstanding shares of Preferred Stock; (ii) Series A Preferred Stock issued under the Series A Conversion Agreement; (iii) Common Stock or preferred stock issued in any offering concurrent with the offering in which the investor is investing; (iv) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the company outstanding (A) in the case of the subscription agreement, as of the date the Offering Statement was qualified by the Commission and any securities issuable upon the conversion thereof or (B) in the case of the Series A Conversion Agreement, as of the date of such agreement; (v) shares of Common Stock or preferred stock issued in connection with any stock split or stock dividend or recapitalization; (vi) shares of Common Stock (or options, warrants or rights therefor) granted or issued after the date the offering statement for the 2018 Regulation A Offering is qualified by the Commission to employees, officers, directors, contractors, consultants or advisers to, the company or any subsidiary of the company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the board of directors; (vii) Series A Preferred Stock issued in the 2018 Regulation A Offering; (viii) any other shares of Common Stock or preferred stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the board of directors; (ix) shares of Common Stock issued or issuable by the company to the public pursuant to a registration statement filed under the Securities Act; and (x) any other shares of the company’s capital stock, the issuance of which is specifically excluded by approval of the board of directors.

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The terms of the ROFR require the company to send the ROFR Investors, or their proxies, if applicable, a notice describing the type of New Securities and the price and the general terms upon which it proposes to issue the New Securities. Under the terms of the ROFR, a ROFR Investor has ten (10) days from the date of notice, to agree to purchase a quantity of New Securities, up to their Pro Rata Share. If a ROFR Investor fails to exercise in full the ROFR within the 10-day period, then the company has one hundred eighty (180) days after that to sell the New Securities with respect to which the ROFR Investor’s ROFR was not exercised. Under the terms of the ROFR, if the company has not issued and sold the minimum amount of New Securities to be sold in the Next Financing within the 180-day period, then the company will not issue or sell any New Securities without again first offering those New Securities to ROFR Investors in accordance with the terms of the subscription agreement for the 2018 Regulation A Offering and the Series A Conversion Agreement.

Preferred Stock Protective Provisions

The Series A Preferred Stock and Series B Preferred Stock are entitled to protective provisions at the class and series level. We refer to these provisions as the “Preferred Stock Protective Provisions.”

Preferred Stock Class Provisions

For so long as at least 2,000,000 shares of Preferred Stock are outstanding, approval of a majority of the shares Series A Preferred Stock or Series B Preferred Stock shall be required to adversely change rights of the Series A Preferred Stock or Series B Preferred Stock, respectively.  In addition, approval of a majority of the shares of Series A Preferred Stock and Series B Preferred Stock, voting as a single class, shall be required to (i) authorize or create any new class or series of capital stock having rights, powers, or privileges, that are senior to or on a parity with any series of Preferred Stock; (ii) declare or pay any dividend; (iii) redeem or repurchase any shares (other than pursuant to employee or consultant agreements); (iv) liquidate or dissolve the company, including any sale of the company or substantially all of its assets; (v) increase or decrease the authorized number of shares of Preferred Stock, or any series of Preferred Stock, or Common Stock; or (vi) alter, waive or change the rights, preferences and privileges of the Preferred Stock, or any series of Preferred Stock.

Preferred Stock Series Provisions

Each of the Series A Preferred Stock and the Series B Preferred Stock have series level protective provisions. For so long as at least 500,000 shares of a series are outstanding, approval of a majority of the shares of the series shall be required to (i) increase or decrease the aggregate number of shares of the series or (ii) alter, waive or change the powers, preferences or special rights of the series so as to affect them adversely but not so affect the entire class of Preferred Stock.

Voting Procedure

In the event that less than the required majority of the applicable then outstanding shares of Preferred Stock cast a vote on any of the matters subject to Preferred Stock Protective Provisions, following a fourteen (14) day notice period (or an additional fourteen (14) day extension of such voting period), any unvoted shares shall be voted via proxy by the President of the company, either for or against, in the same proportion as the votes that have been received prior to the expiration of the notice period.

Restrictions on Transfer

The subscription agreement that investors will execute in connection with the offering contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the date of the final prospectus relating to the initial public offering (“IPO”) of the company and ending on the date specified by the company and the managing underwriter of the IPO, investors agree not to transfer any shares of Common Stock, or securities convertible or exercisable or exchangeable for Common Stock (which includes the Series B Preferred Stock) without the prior written consent of the managing underwriter. The market stand-off will not apply if the investor sells any shares in the IPO or if all of the officers, directors and greater than 1% stockholders of the company fail to enter into similar market stand-off or lock-up agreements in connection with the IPO. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

SAFE Securities

In August and September 2019, the company issued a series of simple agreements for future equity (“SAFE securities”) for total proceeds of $625,000. The SAFE securities do not bear interest, and have no maturity date. The SAFE securities convert upon the occurrence of an equity financing into a number of shares of preferred stock equal to the amount purchased by a holder divided by the price per share calculated at a discount to the pricing in the triggering equity financing. Of these SAFE agreements, agreements in the amount of $150,000 have conversion terms stipulating conversion pricing at a 50% discount (or $1.72 per share); agreements in the amount of $150,000 have conversion terms stipulating conversion pricing at a 80% discount (or $2.76 per share); and agreements in the amount of $325,000 have conversion terms stipulating conversion pricing at a 85% discount (or $2.93 per share).The initial closing of this offering will trigger the conversion provision of the SAFE securities. Upon the conversion, the company will retire the SAFE securities.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

The company is offering a minimum of 435,073 shares of Series B Preferred Stock and a maximum of 5,800,969 shares of Series B Preferred Stock, as described in this Offering Circular. The company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Per Share
Public offering price	$3.4477
Placement Agent commissions	$0.3017
Proceeds, before expenses, to us	$3.1460

Other Terms

Except as set forth above, the company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the company after this offering, the company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering.  SI Securities, LLC will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our securities. This fee will be refunded in the event the company does not reach its minimum fundraising goal. In addition, SI Securities, LLC may engage selling agents in connection with the offering to assist with the placement of securities.

Selling Securityholders

No securities are being sold for the account of securityholders; all net proceeds of this offering will go to the company.

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Right of First Refusal to Series A Preferred Stock Investors

On the date this offering commences, the company will send a notice to the ROFR Investors. The ROFR Investors collectively have a right of first refusal to purchase up to 2,842,525 shares of Series B Preferred Stock (the “ROFR Maximum”) in this offering in order to maintain their pro rata ownership of the company’s voting stock, assuming that the maximum of 5,800,969 shares of Series B Preferred Stock are sold in this offering. ROFR Investors will have until the ROFR Cutoff Date, which is 10 days after the commencement of this offering, to indicate their intention and to subscribe to purchase the shares of Series B Preferred Stock pursuant to the ROFR. Investors exercising their ROFR may elect to purchase shares of Series B Preferred Stock, subject to the ROFR Maximum, plus additional shares of Series B Preferred Stock that may be available in this offering, on a first-come, first-served basis. In the event that this offering is fully subscribed by the ROFR Cutoff Date, the company will allocate up to the first 2,842,525 shares of Series B Preferred Stock available in this offering to those investors who exercise their ROFR then allocate the remaining shares on a first-come, first-served basis to new investors. If ROFR Investors do not exercise their rights for all of the shares subject to the ROFR, the company has 180 days from the ROFR Cutoff Date, or _____, 2020, to sell the shares that were not taken up by those investors and meet the minimum offering amount for this offering. If the company fails to meet the minimum offering amount within that 180-day period, it must again offer the investors a right to purchase shares of Series B Preferred Stock. See “Description of Capital Stock – Series A Preferred Stock.”

ROFR Investors may also elect to purchase more or fewer shares of Series B Preferred Stock in this offering, subject to the minimum purchase requirements of $1,000 for shares of Series B Preferred Stock and subject to the maximum allocation if the offering becomes fully subscribed before the ROFR Cutoff Date, as described above. ROFR Investors will need to complete the online subscription process described below.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series B Preferred Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their securities on the same date), provided that the minimum offering amount for this offering has been met. Investors may subscribe by tendering funds via wire transfer, debit card or ACH only (checks will not be accepted) to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event the company has not sold the minimum amount of shares by _________, 2020, or sooner terminated the offering, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the company for its use.

In order to invest, investors, including ROFR Investors, will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, subscription agreement, and any other relevant exhibit attached thereto. All securities issuable as a result of the exercise of a ROFR will be issued to ROFR Investors in the initial closing of this offering, after the minimum offering amount has been met. In the event that the company does not sell the maximum number of shares in this offering, ROFR Investors who exercised their ROFR will hold shares representing a higher percentage of the company’s voting stock than before this offering.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales, funds raised in any offerings from accredited investors.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws.  By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

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REWARDS

At stepped investment levels, the company plans to offer investment packages that provide various incentives. The company plans to offer the following benefits at various levels of investment:

Tier 1 ($5,000)

•	Quarterly investor update email from the CEO.

Tier 2 ($10,000)

All the above plus

•	Participate in annual group investor call with the CEO.
•	“Hydro Flask” with NowRx logo.

Tier 3 ($25,000)

All the above plus

•	Yearly group video chat session with the CEO.
•	Lucite stock certificate display showing number of shares owned and NowRx logo ("tombstone").

Tier 4 ($50,000)

All of the above plus:

•	Yearly one-on-one video chat session with the CEO.
•	Attendance at group leadership dinner in Bay Area.

Tier 5 ($100,000)

All of the above plus:

•	Quarterly group investor call with CEO.
•	One time private tour of a NowRx facility with the CEO.

Tier 6 ($250,000)

All of the above plus:

•	Quarterly one-on-one video chat session with the CEO.

•	Invitation to annual private leadership dinner in the Bay Area.
•	Participate in annual private tour of a NowRx facility with the CEO.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission. We hereby incorporate by reference into this Offering Circular all such Supplements, and the information on any Form 1-K, 1-SA or 1-U filed after the date of this Offering Circular.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

53

NowRx, Inc.

A Delaware Corporation

Financial Statements and Independent Auditor’s Report

December 31, 2018 and 2017

NowRx, Inc.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of NowRx, Inc.

We have audited the accompanying financial statements of NowRx, Inc., which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Members of:	Management’s Responsibility for the Financial Statements
WSCPA
AICPA PCPS	Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

802 N. Washington	Auditor’s Responsibility
PO Box 2163
Spokane, Washington 99210-2163	Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com	An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NowRx, Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 3 of the financial statements, the Company has not yet generated profits and has an accumulated deficit. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Spokane, Washington
April 30, 2019

NOWRX, INC.

BALANCE SHEETS

As of December 31, 2018 and 2017

	December 31,	December 31,
	2018	2017

ASSETS
Current Assets:
Cash and equivalents	$4,253,065	$52,212
Accounts receivable, net	356,316	269,788
Inventory	446,325	239,768
Prepaid expense	52,452	4,750
Deposits	15,000	19,898
Total Current Assets	5,123,158	586,416

Other non-current assets	175,050	-
Property and equipment, net	383,553	165,927
TOTAL ASSETS	$5,681,761	$752,343

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$325,471	$122,015
Accrued liabilities	264,024	27,232
Accrued interest	-	38,930
Short-term inventory financing	-	68,925
KISS liability, current portion	-	50,000
Total Current Liabilities	589,495	307,102

Non-Current Liabilities:
SAFE liability	-	1,234,960
Crowd Notes	-	191,024
KISS liability, net of current portion	-	948,479
Total Non-Current Liabilities	-	2,374,463

Total Liabilities	589,495	2,681,565

Stockholders' Equity (Deficit):
Series A Preferred Stock, $0.00001 par value, 10,000,000 shares authorized, 8,841,630 and 0 shares issued and outstanding, liquidation preferences of $17,683,260 and $0 as of December 31, 2018 and 2017, all respectively.	88	-
Common stock, $0.00001 par value, 20,000,000 shares authorized, 8,500,000 and 8,500,000 shares issued and outstanding, 5,843,750 and 5,489,583 vested as of December 31, 2018 and 2017, all respectively.	85	85
Additional paid-in capital	10,055,650	33,349
Accumulated deficit	(4,963,557)	(1,962,656)
Total Stockholders' Equity (Deficit)	5,092,266	(1,929,222)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$5,681,761	$752,343

See accompanying notes, which are an integral part of these financial statements.

NOWRX, INC.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2018 and 2017

	2018	2017

Sales, net	$4,743,075	$2,497,667
Cost of goods sold	(4,108,233)	(2,162,965)
Gross profit	634,842	334,702

Operating Expenses:
General and administrative	2,677,727	1,218,349
Sales and marketing	539,623	118,307
Depreciation expense	30,945	11,912
Research and development	266,140	2,518
Total Operating Expenses	3,514,435	1,351,086

Loss from operations	(2,879,593)	(1,016,384)

Other Expenses:
Interest expense	(121,308)	(76,497)
Total Other Expenses	(121,308)	(76,497)

Net Loss	$(3,000,901)	$(1,092,881)

Weighted-average vested common shares outstanding:
- Basic and Diluted	5,666,752	3,895,833

Net loss per common share
- Basic and Diluted	$(0.53)	$(0.28)

See accompanying notes, which are an integral part of these financial statements.

NOWRX, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2018 and 2017

	Series A Preferred Stock		Common Stock				Total Stockholders'
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Equity (Deficit)

Balance at December 31, 2016	-	$-	8,500,000	$85	$765	$(869,775)	$(868,925)

Stock-based compensation	-	-	-	-	32,584	-	32,584
Net loss	-	-	-	-	-	(1,092,881)	(1,092,881)
Balance at December 31, 2017	-	-	8,500,000	85	33,349	(1,962,656)	(1,929,222)

Issuance of preferred stock for cash	3,499,878	35	-	-	6,999,721	-	6,999,756
Issuance of preferred stock as broker commission	163,451	2	-	-	326,900	-	326,902
Offering costs	-	-	-	-	(973,813)	-	(973,813)
Conversion of SAFE agreements	2,540,006	25	-	-	1,829,935	-	1,829,960
Conversion of KISS notes	2,206,195	22	-	-	1,571,006	-	1,571,028
Conversion of Crowd Notes	432,100	4	-	-	258,134	-	258,138
Exercise of stock option	-	-	27,500	-	1,375	-	1,375
Repurchase of common stock from founders	-	-	(1,700,000)	17	-	-	17
Reissuance of common stock	-	-	1,700,000	(17)	-	-	(17)
Stock-based compensation	-	-	-	-	9,043	-	9,043
Net loss	-	-	-	-	-	(3,000,901)	(3,000,901)
Balance at December 31, 2018	8,841,630	$88	8,527,500	$85	$10,055,650	$(4,963,557)	$5,092,266

See accompanying notes, which are an integral part of these financial statements.

NOWRX, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2018 and 2017

	2018	2017

Cash Flows from Operating Activities
Net Loss	$(3,000,901)	$(1,092,881)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	30,945	11,912
Stock-based compensation	9,043	32,584
Note issued as compensation	39,412	-
Loan discount amortization	49,547	25,540
Changes in operating assets and liabilities:
Change in receivables	(86,528)	(141,236)
Change in inventory	(206,557)	(141,774)
Change in prepaid expenses	(47,702)	(4,750)
Change in deposits	4,898	(6,000)
Change in other non-current asset	(175,050)	-
Change in accounts payable and accrued liabilities	439,428	70,674
Change in accrued interest	27,594	38,693
Net Cash Used in Operating Activities	(2,915,871)	(1,207,238)

Cash Flows from Investing Activities
Purchases of property and equipment	(248,571)	(134,317)
Net Cash Used in Investing Activities	(248,571)	(134,317)

Cash Flows from Financing Activities
Proceeds from issuance of preferred stock	6,999,756	-
Offering costs	(646,911)	-
Proceeds from exercise of stock options	1,375	-
Repayments on short-term inventory financing	(68,925)	6,825
Proceeds from KISS agreements, net of placement fees	485,000	889,675
Proceeds from SAFE agreements	595,000	207,460
Proceeds from Crowd Notes, net of placement fees	-	184,288
Repayments from/on short-term notes payable	-	(70,000)
Net Cash Provided by Financing Activities	7,365,295	1,218,248

Net Change In Cash	4,200,853	(123,307)

Cash at Beginning of Period	52,212	175,519
Cash at End of Period	$4,253,065	$52,212

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$6,099	$12,264
Cash paid for income taxes	$-	$-

Supplemental Disclosure of Non-Cash Financing Activity
Conversion of SAFE agreement to preferred stock	$1,829,960	$-
Conversion of KISS note to preferred stock	$1,571,028	$-
Conversion of Crowd Note to preferred stock	$258,138	$-
Note issued as compensation	$39,412	$-
Preferred stock issued as broker compensation	$326,902	$-
Conversion of SAFE agreement to KISS agreement	$-	$40,000

See accompanying notes, which are an integral part of these financial statements.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE 1: NATURE OF OPERATIONS

NowRx, Inc. (the “Company”), is a corporation organized February 19, 2015 under the laws of Delaware. The Company is an on-demand pharmacy that fulfills and delivers customer prescriptions using a web and application-based platform.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is dependent upon additional capital resources for its planned full-scale operations and is subject to significant risks and uncertainties; including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2018 and 2017, the Company’s cash balances exceeded federally insured limits by $4,003,065 and $0, respectively. As of December 31, 2018, $60,000 of the cash balance is restricted due to collateral requirements for a letter of credit (LOC) in the same amount used in lieu of a security deposit for one of the Company’s locations.

Accounts Receivable

The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible.  The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts.  The Company has recorded an allowance against its account receivables balances of $15,372 and $10,900 for December 31, 2018 and December 31, 2017, respectively.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

Inventory

Inventory is stated at the lower of cost or market and accounted for using the first in, first out (FIFO) method. The inventory balances of $446,325 and $239,768 as of December 31, 2018 and 2017, respectively, consisted of pharmaceuticals and related products. The Company records impairment and obsolescence reserves against its inventory balances as deemed necessary. The Company has recorded inventory shrinkage of $121,429 and $0 for December 31, 2018 and 2017, respectively.

Property and Equipment

Property and equipment are recorded at cost when purchased. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of assets, which range from 5-15 years. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. Depreciation charges on property and equipment totaled $30,945 and $11,912 for the periods ended December 31, 2018 and 2017, respectively. The Company’s property and equipment consisted of the following as of December 31, 2018 and 2017:

	12/31/2018	12/31/2017
Automobiles	$58,321	$34,332
Furniture and equipment	265,184	121,020
Leasehold improvements	109,399	28,981
Property and equipment, at cost	$432,904	$184,333
Less: accumulated depreciation	(49,351)	(18,406)
Property and equipment, net	$383,553	$165,927

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value. Stock options issued during 2018 were measured using level three inputs.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. Cost of goods sold includes product costs, while delivery related costs are included in general and administrative costs in the statement of operations.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock or stock award on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Research and Development

Research and development costs are expensed as incurred. Total expense related to research and development was $266,140 and $2,518 for the periods ended December 31, 2018 and 2017, respectively.

Sales and Marketing

Sales and marketing costs are expensed as incurred and include advertising costs related to the Series A Preferred Stock offering. Total expense related to sales and marketing was $539,623 and $118,307 for the periods ended December 31, 2018 and 2017, respectively.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. The Company had net operating loss carryforwards of $5,414,830 and $1,827,710 as of December 31, 2018 and 2017, respectively. The Company pays Federal and California income taxes at rates of approximately 21% and 8.8%, respectively, and has used an effective blended rate of 28% to derive net tax assets of $1,534,220 and $532,487 as of December 31, 2018 and 2017, respectively, resulting from its net operating loss carryforwards and other temporary book to tax differences. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards before they begin to expire in 2035, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero.

The Company files U.S. federal and state income tax returns. All previous tax returns have been filed. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

In December 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law and the new legislation contains several key tax provisions that affected the Company, including a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. The Company is required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring deferred tax assets and liabilities, as well as reassessing the net realizability of our deferred tax assets and liabilities. The Company used the new tax rates in calculating its 2018 and 2017 deferred tax assets, resulting in a decrease of its December 31, 2017 net deferred tax assets of $199,576.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2018 and 2017, diluted net loss per share is the same as basic net loss per share for each year.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that has not yet generated profits, has sustained net losses of $3,000,901 and $1,092,881 during the periods ended December 31, 2018 and 2017, respectively, and has an accumulated deficit of $4,963,557 as of December 31, 2018.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

NOTE 4:  FINANCING ARRANGEMENTS

Short-Term Inventory Financing

On December 21, 2016, the Company entered into an inventory financing arrangement of $62,100 with Kabbage, an inventory financier. The loan is secured by all assets of the Company, bears an interest rate of 24.04% per annum, and is payable over six months, with expected average monthly payments of approximately $11,075, for a total repayment of $66,447. This loan was repaid in full during the period ended December 31, 2017. As of December 31, 2018, and 2017, the outstanding loan balance was $0 and $0, respectively.

In August 2017, the Company entered into an inventory financing arrangement of $62,100 with Kabbage, an inventory financier. The loan is secured by all assets of the Company, bears an interest rate of approximately 24% per annum, and is payable over six months, with expected average monthly payments of approximately $11,075, for a total repayment of $66,447. The loan was repaid in full during the period ending December 31, 2018.

In December 2017, the Company entered into a second inventory financing arrangement of $26,200 with Kabbage, an inventory financier. The loan is secured by all assets of the Company, bears an interest rate of approximately 24% per annum, and is payable over six months, with expected average monthly payments of approximately $4,672, for a total repayment of $28,032. The loan was repaid in full during the period ending December 31, 2018. As of December 31, 2018, and 2017, the loan balance was $0 and $26,200, respectively.

The total interest paid on these loans for the years ended December 31, 2018 and 2017 was $5,478 and $9,398, respectively.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

Short-Term Notes Payable

On December 21, 2016, the Company entered into promissory notes totaling $70,000 with five individuals. All notes bear 12% interest, mature on April 30, 2017, and are due in full with accrued interest at maturity. These notes are collateralized by receivables, cash accounts, inventories, and all related proceeds. The notes are immediately callable in the event of (a) an equity financing of at least $1 million, or (b) insolvency or bankruptcy proceedings. The loans were repaid in full during the period ended December 31, 2017. As of December 31, 2018, and 2017, principal of $0 and accrued interest of $0 were outstanding, all respectively.

KISS Agreements

On December 19, 2016, the Company entered into a KISS agreement (Keep it Simple Security) with a third party for $50,000. The instrument matures in 24 months and bears 5% interest per annum. During the year ended December 31, 2017, the Company issued additional KISS notes for total principal of $979,819, maturing after terms of 24 months, and bearing interest at 5% per annum. Of that amount, $40,000 were converted to KISS agreements from previously outstanding SAFE agreements, while the remaining $939,819 were cash investments. During the twelve-month period ended December 31, 2018, the Company issued $485,000 additional KISS notes, maturing after terms of 24 months and bearing interest at 5% per annum.

If and upon a qualified financing where the Company sells preferred stock of $1,000,000 or greater, the instruments’ face value along with accrued interest will automatically convert to preferred stock at a discount of 20% to the pricing in the triggering round or the price per share implied by a pre-money valuation of $6,000,000 or $10,000,000 (varies by agreement issuance date) on the Company’s fully diluted capitalization. Such a conversion includes a “shadow series” provision, which limits the holder’s liquidation preference to the discounted purchase price.

If and upon a corporate transaction, the KISS becomes convertible into the number of shares determined by dividing the then outstanding principal and interest by the price per share implied by a pre-money valuation of $6,000,000 or $10,000,000 (varies by agreement issuance date) on the Company’s fully diluted capitalization, or is payable to the noteholder in the amount of two times the principal amount, at the noteholder’s election.

If at maturity neither of the aforementioned conversions have occurred, the noteholder may elect to convert the KISS and any unpaid accrued interest into the number of shares determined by dividing the then outstanding principal and interest by the price per share implied by a pre-money valuation of $6,000,000 or $10,000,000 (varies by agreement issuance date) on the Company’s fully diluted capitalization.

As of December 31, 2017, the then outstanding KISS agreements had not been converted and remained outstanding in the full principal amounts. The Company analyzed the note for beneficial conversion features, and concluded the conversion terms did not constitute beneficial conversion features.

During the period ended December 31, 2018, all KISS notes were converted into Series A Preferred Stock, as discussed at Note 5.

Loan placement fees of $50,144 were incurred in connection with the 2016-2017 issuances of these notes and were recorded as discounts to the notes. The Company amortized such fees to interest expense over a 24-month period, which is the Company’s estimate of when these notes will convert. The unamortized costs were charged to interest expense at the conversion date.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

As of December 31, 2018, and December 31, 2017, $0 and $1,029,819, of KISS notes were issued and outstanding, which are presented net of unamortized loan expenses of $0 and $31,340, for a carrying balance of $0 and $998,479, all respectively. Interest expense of $56,170 and $32,198 (inclusive of loan fee amortization) was recognized during the period ended December 31, 2018 and the year ended December 31, 2017 on such notes, all of which was converted along with principal into Series A Preferred Stock, as discussed at Note 5.

SAFE Agreements

In 2016, 2017, and the period ended December 31, 2018, the Company issued simple agreements for future equity (SAFE Agreement) in exchange for cash investments of $622,500, $207,460, and $595,000, respectively. During 2017, $40,000 of SAFE agreements were converted to KISS agreements. The SAFE Agreements entitle the holder to convert the SAFE agreements into the Company’s preferred stock (this classification of stock has not yet been authorized or established). The terms provide for automatic conversion of the SAFE agreements’ purchase amounts into the Company’s preferred stock if and upon a qualified equity financing event, which is generally defined as a transaction or series of transactions involving the issuance of the Company’s preferred stock at a fixed pre-money valuation. The number of shares of preferred stock the SAFE agreement converts into is the Purchase Amount divided by the price per share determined by either: a) a $6,000,000 or $10,000,000 (dependent upon issuance date) pre-money valuation on the Company’s then outstanding capitalization (as further defined in the agreements), or b) a 20% discount to the share pricing in the triggering equity financing. $47,500 of the 2016 issuances contain an additional provision providing a future purchase right to additional purchases of preferred stock at the same terms and pricing as the SAFE conversions, which results in a potential increase to the aggregate purchase amount of $47,500.

In the case of a liquidation event (as defined in the SAFE agreement), the SAFE agreement is convertible into either: A) cash of the Purchase Amount; B) the number of shares determined by dividing the Purchase Amount by the Company’s then outstanding capitalization (as defined in the agreement).

The SAFE agreements provide holders with various additional protections, including preferences over unitholders in a dissolution event for payment of the Purchase Amount and anti-dilution protections. If the SAFE agreement converts into the Company’s preferred stock, it will have all the same rights and privileges of the preferred stock from the triggering financing, except that the liquidation preference will be equal to the Purchase Amount.

By year of end, December 31, 2018, all SAFE agreements were converted into Series A Preferred Stock, as discussed at Note 5.

Crowd Notes Payable

The Company conducted an offering of convertible securities (“Crowd Notes”) under Regulation CF during 2017, resulting in the issuance of $209,230 of Crowd Notes during the year ended December 31, 2017. As compensation on the offering to its broker, the Company issued an additional $39,412 of Crowd Notes during the period ended December 31, 2018. The Crowd Notes bear interest at 5%, compounded quarterly, and do not have a stated maturity date. The Crowd Notes are convertible into the Company’s stock upon a future qualified equity financing of $1,000,000 or greater, or upon a corporate transaction (as defined in the note agreements). The conversion price on the notes is the lesser of a 20% discount or the price per share implied by a $6,000,000 pre-money valuation on the Company’s fully diluted capitalization.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

Loan placement fees of $26,942 were incurred in connection with this offering and were recorded as discounts to the notes during the year ended December 31, 2017. An additional $39,411 was incurred and recorded related to the aforementioned Crowd Note compensation provided to its broker in the offering for the year ended December 31, 2018. The Company is amortizing such fees to interest expense over a 24-month period, which is the Company’s estimate of when these notes will convert. As the Crowd Notes converted into the Company’s Series A Preferred Stock during the period ended December 31, 2018, all unamortized loan fees were charged to interest expense during the period ended December 31, 2018.

As of December 31, 2017, $209,230 of Crowd Notes were issued and outstanding, which were presented net of unamortized loan expenses of $18,206, for a carrying balance of $191,024 as of December 31, 2017. Interest expense of $5,492 was recognized during the year ended December 31, 2017 on such notes, of which none was paid so the full amount remains on the balance sheet as accrued interest payable. Interest expense, inclusive of amortization of loan fees and broker compensation notes, of $59,660 was recorded for the year ended December 31, 2018.

During the period ended December 31, 2018, all Crowd Notes were converted into Series A Preferred Stock, as discussed at Note 5.

NOTE 5: STOCKHOLDERS’ EQUITY/(DEFICIT)

Capital Structure

The Company has authorized 20,000,000 shares of $0.00001 par value common stock and 10,000,000 shares of $0.00001 par value Series A Preferred Stock. As of December 31, 2018 and 2017, 8,500,000 shares of common stock were issued and outstanding. As of each December 31, 2018 and 2017, 8,841,630 and 0 shares of Series A Preferred Stock were issued and outstanding, respectively.

The preferred stockholders have certain dividend preferences over common stockholders. The preferred stock are subject to an optional conversion right, where the preferred stock are convertible into fully paid and non-assessable shares of common stock at a 1:1 rate, with certain dilution protections and automatic conversion upon a qualifying IPO or vote of preferred stockholders (each as defined in the certificate of incorporation). The preferred stockholders are entitled to a liquidation preference over common stockholders at the preferred stock purchase price ($2.00) per share, providing a total liquidation preference of $17,683,260 and $0 as of December 31, 2018 and 2017, respectively. Preferred stockholders have voting rights on an as-converted basis.

Common Stock

In June of 2015, the Company issued its two founders a total of 8,500,000 shares of common stock at $0.00001 per share, in exchange for $850 of cash and intellectual property. These stock issuances were conducted under terms of restricted stock purchase agreements and are subject to vesting terms contingent upon continuous service with the Company, which provide the Company the right to repurchase unvested shares at the original purchase price. These shares vest at 1/48 per month, commencing May 2015. As of December 31, 2017, 5,489,583 of the shares had vested. During 2018, the founders entered into an agreement to re-vest their shares. Under this agreement, the total outstanding common stock become 50% vested and 50% unvested, and then vest monthly over 24 months commencing March 2018. As of December 31, 2018, 5,843,750 shares of common stock were vested.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

During 2018, the founders of the Company transferred a collective total of 1,700,000 shares of common stock to another co-founder.

Preferred Stock

The Company conducted an offering of its Series A Preferred Stock in 2018, issuing 3,499,878 shares of Series A Preferred Stock at $2.00 per share, providing gross proceeds of $6,999,721. In conjunction with this offering, the Company issued its broker 163,451 shares of Series A Preferred Stock valued at $326,900, in addition to cash broker fees and other associated offering costs with this offering, which were charged to additional paid-in capital.

This offering triggered conversion of all outstanding SAFE agreements, KISS notes, and Crowd Notes into Series A Preferred Stock. SAFE agreements with purchase amounts totaling $1,829,960 were converted into 2,540,006 shares of Series A Preferred Stock at conversion prices of $0.60 or $1.00 per share. KISS notes with outstanding principal and accrued interest totaling $1,571,028 were converted into 2,206,195 shares of Series A Preferred Stock at conversion prices of $0.60 or $1.00 per share. Crowd Notes with outstanding principal and accrued interest totaling $258,138 were converted into 432,100 shares of Series A Preferred Stock at conversion prices of $0.60 per share.

2015 Equity Incentive Plan

The Company adopted the 2015 Equity Incentive Plan (the “Plan”), as amended and restated. The Plan permits the grant of stock options, stock appreciation rights and restricted stock to attract and retain employees and consultants. Under the Plan, the Company issues stock appreciation rights and options having a term of up to ten years and a strike price of no less than fair market value of common stock at the time of issuance. Restricted stock is subject to vesting restrictions determined on a case-by-case basis. While shares may be restricted, the restricted stockholder retains voting rights for each share, regardless of restriction. Upon termination of employment or services, the Company may exercise its repurchase option over unvested equity interests. The Company issues new common shares upon the exercise of options.

The Company has reserved 1,500,000 shares of common stock under the Plan. As of December 31, 2018 and 2017, 569,445 and 529,500 shares of common stock were available for grant under the Plan, respectively. A summary of options activities for the periods ended December 31, 2018 and 2017 is as follows:

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

	December 31, 2018		December 31, 2017
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding - beginning of year	970,500	$0.05	879,500	$0.05
Granted	137,555	$0.21	91,000	$0.05
Exercised	(27,500)	$0.05	-
Forfeited	(177,500)	$0.05	-
Outstanding - end of year	903,055	$0.07	970,500	$0.05

Exercisable at end of year	678,875	$0.05	651,688	$0.05

Weighted average grant date fair value of options granted during year	$0.105		$0.05

Intrinsic value of options outstanding at year-end	$127,090		$-

Weighted average duration (years) to expiration of outstanding options at year-end	7.5		8.1

Weighted average duration (years) to expiration of exercisable options at year-end	6.9		7.9

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

The stock option issuances were valued using the using the following inputs for the years ended December 31, 2018 and 2017:

	2018	2017

Risk Free Interest Rate	2.51%	1.70%-2.30%
Expected Dividend Yield	0.00%	0.00%
Expected Volatility	50.00%	50.00%
Expected Life (years)	5 - 7	6 - 7
Fair Value per Stock Option	$0.105	$0.050

The Company calculated its estimate of the value of the stock compensation granted for the periods ended December 31, 2018 and 2017 under FASB ASC 718 and FASB ASC 505, and recorded compensation costs related to the stock option grants of $9,043 and $32,584, respectively. As of December 31, 2018, there is $15,378 of stock-based compensation to be recognized over a weighted-average period of approximately 3 years.

NOTE 6: RELATED PARTY TRANSACTIONS

During 2015, the Company’s co-founders extended financing of $65,000 and $15,000, a Director extended financing in the amount of $50,000 and an employee extended financing to the Company in the amounts $25,000. In 2016, that employee issued another $10,000. In 2018, that Director issued another $250,000. to the Company. All such financings were through the SAFE agreements discussed in Note 4. All such balances remained outstanding as of December 31, 2017 and were converted during 2018 to Series A Preferred Stock, as discussed in Note 5.

The Company reimburses the CEO for an apartment on a month-to-month basis. Rent is $1,677 per month and is available for reimbursement monthly.

NOTE 7:  LEASE ARRANGEMENTS

In June 2015, the Company entered into a 3-year operating lease agreement for office space. The agreement called for a security deposit of $8,898 and monthly payments of $4,194 for the first year, with subsequent annual rent increases of 3% over the next two years. Additionally, the Company is responsible for 18% of the homeowners’ association dues, which currently totals $200-$300 per month. In April 2018, the Company extended the existing lease 3-year operating lease for the office space. The security deposit was lowered to $5,051 creating the difference of $3,848 being credited towards rent in August 2018.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

Future minimum payments under this lease are as follows:

2019	$58,271
2020	60,019
2021	20,203
Total future minimum lease payments	$138,493

For the periods ended December 31, 2018 and 2017, the Company recognized $59,983 and $56,194 of lease expense related to this lease, respectively.

Lease Agreement

In July 2018, the Company entered into a 5-year operating lease agreement for office space in San Jose, California. The agreement called for a security deposit of $50,000 and monthly payments of $4,877 for the first year, with subsequent annual rent increases of 3% over the next four years. Additionally, the Company is responsible for 0.027% of the common area maintenance charges of the complex.

Future minimum payments under this lease are as follows:

2019	$59,402
2020	61,184
2021	63,019
2022	64,910
2023	32,935
Total future minimum lease payments	$281,450

For the periods ended December 31, 2018 and 2017, the Company recognized $31,489 and $0 of lease expense related to this lease, respectively.

Lease Agreement

In August 2018, the Company entered into a 3-year operating lease agreement for office space in Mountain View, California. The agreement called for a security deposit of $10,000 and monthly payments of $1,320 for the first year, with subsequent annual rent increases of 3% over the next two years. Additionally, the Company is responsible for $285 per month of the common area maintenance charges of the complex.

Future minimum payments under this lease are as follows:

2019	$19,260
2020	19,740
2021	20,220
Total future minimum lease payments	$59,220

For the periods ended December 31, 2018 and 2017, the Company recognized $6,420 and $0 of lease expense related to this lease, respectively.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE 8: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 9: CONCENTRATIONS

The Company has significant concentrations in its account receivables, where approximately 30% and 80% of its accounts receivable balance as of December 31, 2018 and 2017, respectively, were held with one pharmacy services administration organization (PSAO) payor. Should this insurance payor no longer be able to satisfy these statutory obligations to the Company, it would have a significant adverse effect to the Company.

Approximately 90% of the Company’s products are procured through a single supplier. Should this supplier no longer be willing or able to satisfy the Company’s product needs it could adversely affect the Company’s business.

NOTE 10: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures, including but not limited to a review of accounting policies, internal controls and processes. The Company is evaluating the impact of this new standard and plans to implement this new standard effective January 1, 2019.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The amendments in ASU 2016-09 simplify several aspects of the accounting for share-based payment transactions. The new guidance requires that excess tax benefits (which represent the excess of actual tax benefits receive at the date of vesting or settlement over the benefits recognized over the vesting period or upon issuance of share-based payments) be recorded in the income statement as a reduction of income or income taxes when the awards vest or are settled. The new guidance also requires excess tax benefits to be classified as an operating activity in the statement of cash flows rather than as a financing activity.  The new standard was implemented for these financial statements.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 11: SUBSEQUENT EVENTS

Lease Agreement

In December 2018, the Company entered into a 5-year operating lease agreement for office space in Santa Ana, California starting in January 2019. The agreement called for a security deposit of $50,000 and monthly payments of $8,531 for the first year, with subsequent annual rent increases of 3% over the next five years.

Future minimum payments under this lease are as follows:

2019	$102,375
2020	105,446
2021	108,610
2022	111,868
2023	115,224
Total future minimum lease payments	$543,523

Lease Agreement

In February 2019, the Company entered into a 5-year operating lease agreement for office space in Burlingame, California starting in February 2019. The agreement called for a security deposit of $30,000 and monthly payments of $8,742 for the first year, with subsequent annual rent increases of 3% over the next four years. Additionally, the Company is responsible for 25% of the common area maintenance charges of the complex.

Future minimum payments under this lease are as follows:

2019	$96,162
2020	107,789
2021	111,023
2022	114,348
2023	117,776
2024	9,839
Total future minimum lease payments	$556,937

Lease Agreement

In February 2019, the Company entered into a 1-year and 4-month operating lease agreement for office space in Mountain View, California starting in February 2019. The agreement called for a security deposit of $5,066 and monthly payments of $4,918 for the first year, with subsequent annual rent increases of 3% over the next year. Additionally, the Company is responsible for 21% of the common area maintenance charges of the complex.

NOWRX, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

Future minimum payments under this lease are as follows:

2019	$54,099
2020	35,459
Total future minimum lease payments	$89,558

Management’s Evaluation

Management has evaluated subsequent events through April 24, 2019, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1	Issuer Agreement with SI Securities, LLC
2.1	Amended and Restated Certificate of Incorporation (1)
2.2	Form of Second Amended and Restated Certificate of Incorporation
2.3	Bylaws (2)
3.1	Form of email notice to Series A Preferred Stockholders regarding right of first refusal
3.2	Series A Preferred Stock Conversion Agreement*
4	Form of Subscription Agreement
8	Form of Escrow Agreement
11	Auditor’s Consent
12	Opinion of CrowdCheck Law, LLP
13	Testing the waters materials

*Previously filed

(1) Filed as an exhibit to the NowRx, Inc. Report on Form 1-K for the fiscal year ended December 31, 2017 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1702206/000114420418023635/tv492499_ex2-1.htm

(2) Filed as an exhibit to the NowRx, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10792) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1702206/000114420418002814/tv481456_ex2-3.htm

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, California, on September 13, 2019.

NowRx, Inc.
By	/s/ Cary Breese
Cary Breese, Chief Executive
NowRx, Inc.

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Cary Breese
Cary Breese, Chief Executive Officer,
Principal Financial Officer, Principal Accounting Officer, Director
Date: September 13, 2019

/s/ Sumeet Sheokand
Sumeet Sheokand, Director
Date: September 13, 2019

/s/ Barry Karlin
Barry Karlin, Director
Date: September 13, 2019

57